Exhibit 10.2.1

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***].”

Execution Version

CREDIT AGREEMENT AND GUARANTY

dated as of

February 6, 2025

by and among

VVARDIS HOLDING AG

as the Parent,

VVARDIS AG,

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Subsidiary Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders,

and

ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP,
AS THE INITIAL LENDER AND ADMINISTRATIVE AGENT

U.S. $35,000,000

Page

SECTION 1 DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Accounting Terms and Principles	34
1.3	Interpretation	34
1.4	Divisions	35
1.5	Reference Rate Replacement	36
1.6	Equivalent Amounts	36
1.7	Swiss Terms	36
SECTION 2 THE COMMITMENTS AND THE LOANS		37
2.1	Loans	37
2.2	Borrowing Procedures	37
2.3	Notes	37
2.4	Use of Proceeds	37
SECTION 3 PAYMENTS OF PRINCIPAL, INTEREST, FEES AND OTHER MONETARY OBLIGATIONS		37
3.1	Repayments and Prepayments Generally; Application	37
3.2	Interest	38
3.3	Prepayments; Prepayment Fees	40
SECTION 4 PAYMENTS, ETC.		42
4.1	Payments	42
4.2	Computations	42
4.3	Set-Off	42
SECTION 5 YIELD PROTECTION, ETC.		43
5.1	Additional Costs	43

i

(continued)

Page

5.2	Illegality	44
5.3	Taxes	45
5.4	Mitigation Obligations	49
5.5	Compensation for Losses	49
SECTION 6 CONDITIONS PRECEDENT		49
6.1	Conditions to the Borrowing of the Loan	49
SECTION 7 REPRESENTATIONS AND WARRANTIES		53
7.1	Power and Authority	53
7.2	Authorization; Enforceability	54
7.3	Governmental and Other Approvals; No Conflicts	54
7.4	Financial Statements; Material Adverse Change	54
7.5	Properties	54
7.6	No Actions or Proceedings	57
7.7	Compliance with Laws, Governmental Approvals, etc	57
7.8	Taxes	58
7.9	Full Disclosure	58
7.10	Investment Company Act and Margin Stock Regulation	58
7.11	Solvency	58
7.12	Equity Holders, Subsidiaries and Other Investments	58
7.13	Continuing Secured Indebtedness; Priority of Obligations	59
7.14	Material Agreements	59
7.15	Restrictive Agreements	59
7.16	Real Property	59
7.17	Pension Matters	60

(continued)

Page

7.18	Transactions with Affiliates	60
7.19	Sanctions	60
7.20	Anti-Corruption	60
7.21	Deposit and Disbursement Accounts	61
7.22	Internal Controls	61
7.23	No COVID Loan	61
7.24	Swiss Non-Bank Rules	61
7.25	Immaterial Subsidiaries	62
SECTION 8 AFFIRMATIVE COVENANTS		62
8.1	Financial Statements and Other Information	62
8.2	Notices of Material Events	65
8.3	Existence; Conduct of Business	66
8.4	Payment of Taxes, etc	66
8.5	Insurance	67
8.6	Books and Records; Inspection Rights	67
8.7	Compliance with Laws and Other Obligations	67
8.8	Maintenance of Properties, Etc	68
8.9	Board Observation Rights	69
8.10	Action under Environmental Laws	69
8.11	Use of Proceeds	70
8.12	Certain Obligations Respecting Subsidiaries; Further Assurances	70
8.13	Termination of Non-Permitted Liens	72
8.14	Intellectual Property	72
8.15	ERISA and Foreign Pension Plan Compliance	72

(continued)

Page

8.16	Cash Management	73
8.17	Litigation Cooperation	74
8.18	Conference Calls	74
8.19	Swiss Non-Bank Rules	74
8.20	Post-Closing Covenants	74
SECTION 9 NEGATIVE COVENANTS		76
9.1	Indebtedness	76
9.2	Liens	77
9.3	Fundamental Changes, Acquisitions, Etc	79
9.4	Lines of Business	79
9.5	Investments	79
9.6	Restricted Payments	80
9.7	Change in Fiscal Year; Jurisdiction of Organization	81
9.8	Sales of Assets Etc	81
9.9	Transactions with Affiliates	82
9.10	Restrictive Agreements	82
9.11	Modifications and Terminations of Material Agreements and Organic Documents	82
9.12	Sales and Leasebacks	83
9.13	Hazardous Material	83
9.14	Accounting Changes	83
9.15	Compliance with ERISA	83
9.16	Sanctions; Anti-Corruption Use of Proceeds	83
9.17	Inbound and Outbound Licenses	83

(continued)

Page

9.18	Payments of Certain Indebtedness	84
9.19	Inconsistent Agreements	84
SECTION 10 FINANCIAL COVENANT		84
10.1	Minimum Liquidity	84
SECTION 11 EVENTS OF DEFAULT		85
11.1	Events of Default	85
11.2	Remedies	89
11.3	Additional Remedies	89
SECTION 12 THE ADMINISTRATIVE AGENT		89
12.1	Appointment and Duties	89
12.2	Binding Effect	91
12.3	Use of Discretion	92
12.4	Delegation of Rights and Duties	92
12.5	Reliance and Liability	92
12.6	Agent Individually	93
12.7	Lender Credit Decision	93
12.8	Expenses; Indemnities	93
12.9	Resignation of the Agent	94
12.10	Release of Collateral or Guarantors	95
12.11	Additional Secured Parties	95
SECTION 13 GUARANTY		96
13.1	The Guaranty	96
13.2	Obligations Unconditional	96
13.3	Reinstatement	97

v

(continued)

Page

13.4	Subrogation	97
13.5	Remedies	97
13.6	Instrument for the Payment of Money	97
13.7	Continuing Guarantee	97
13.8	General Limitation on Guarantee Obligations	98
13.9	Swiss Limitations	98
SECTION 14 MISCELLANEOUS		100
14.1	No Waiver	100
14.2	Notices	100
14.3	Expenses, Indemnification, Etc	101
14.4	Amendments, Etc	102
14.5	Successors and Assigns	103
14.6	Survival	105
14.7	Captions	105
14.8	Counterparts; Electronic Signatures	106
14.9	Governing Law	106
14.10	Jurisdiction, Service of Process and Venue	106
14.11	Waiver of Jury Trial	107
14.12	Waiver of Immunity	107
14.13	Entire Agreement	107
14.14	Severability	107
14.15	No Fiduciary Relationship	107
14.16	Confidentiality	107
14.17	Interest Rate Limitation	108

(continued)

Page

14.18	Early Prepayment Fee and Exit Fee	108
14.19	Judgment Currency	109
14.20	USA PATRIOT Act	109
14.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	110

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 7.5(b)	-	Products
Schedule 7.5(c)(i)	-	Material Intellectual Property
Schedule 7.5(c)(ii)	-	In-Licensed Intellectual Property
Schedule 7.5(c)(iii)	-	Title to Intellectual Property
Schedule 7.6(a)	-	Certain Litigation
Schedule 7.6(c)	-	Labor Matters
Schedule 7.12(a)	-	Holders of Equity Interests of the Parent
Schedule 7.12(b)	-	Subsidiaries of the Parent
Schedule 7.12(c)	-	Other Equity Interests Owned by Parent or its Subsidiaries
Schedule 7.13	-	Existing Secured Indebtedness
Schedule 7.14	-	Material Agreements
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property
Schedule 7.17	-	Pension Matters
Schedule 7.18	-	Transactions with Affiliates
Schedule 7.21	-	Deposit and Disbursement Accounts
Schedule 7.25	-	Immaterial Subsidiaries
Schedule 9.5	-	Existing Investments
Schedule 9.12	-	Permitted Sales and Leasebacks
Schedule 9.17(a)	-	Material Inbound Licenses

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Guaranty Assumption Agreement
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Landlord Consent
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Information and Collateral Certificate
Exhibit H	-	Form of Intercompany Subordination Agreement
Exhibit I	-	Form of Solvency Certificate

(continued)

Exhibit J	-	Form of Bailee Letter
Exhibit K	-	Form of Compliance Certificate
Exhibit L	-	Form of Warrant Certificate

CREDIT AGREEMENT AND GUARANTY

Credit Agreement and Guaranty, dated as of February 6, 2025 (this “Agreement”), by and among vVARDIS AG, a Swiss corporation (Aktiengesellschaft) (the “Borrower”), vVARDIS Holding AG, a Swiss corporation (Aktiengesellschaft) (the “Parent”), certain Subsidiaries of the Parent that may be required to become Obligors from time to time hereunder, OrbiMed Royalty & Credit Opportunities IV, LP (the “Initial Lender”) and each other lender that may from time to time become a party hereto (each, including the Initial Lender, a “Lender” and collectively, the “Lenders”), and OrbiMed Royalty & Credit Opportunities IV, LP, as administrative agent for the Lenders (in such capacity, the “Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a senior secured term loan facility to the Borrower in an aggregate principal amount of $35,000,000 to be available on the Closing Date (the “Loan”), subject to the terms and conditions set forth herein, including the applicable conditions precedent set forth in Section 6 hereof; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1

Certain Defined Terms. As used herein (including the preamble and recitals), the following terms have the following respective meanings:

“Account Control Agreement” means a control agreement or other similar agreement with respect to one or more Controlled Accounts, entered into by the applicable depositary bank, one of more Obligors and the Agent, in form and substance reasonably satisfactory to the Agent, in order to give the Agent “control” (within the meaning set forth in Section 9-104 of the UCC) of such account(s).

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, consolidation, merger, purchase of Equity Interests or other assets, or similar transaction having the same effect as any of the foregoing, (i) acquires any business or all or substantially all of the assets of any Person, (ii) acquires all or substantially all of a business line or unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted, as-if-converted or exercised basis) for the election of directors of such Person’s Board, if the business affairs of such Person are managed by a Board, or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any Person (determined on a fully-diluted, as-if-converted or exercised basis) engaged in any business that is not managed by a Board.

“Administration Fee” has the meaning set forth in the Fee Letter.

“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person; provided that with respect to any Lender, an Affiliate of such Lender shall include, without limitation, all of such Lender’s Related Funds.

“Agent” has the meaning set forth in the preamble hereto.

“Agreement” has the meaning set forth in the preamble hereto.

“Amortization Payment” has the meaning set forth in Section 3.1(a).

“Applicable Margin” means seven and one-half percent (7.50%) per annum, as such percentage may be increased pursuant to Section 3.2(b).

“Asset Sale” has the meaning set forth in Section 9.8.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other Insolvency Proceedings).

“Bailee Letter” means a bailee letter substantially in the form of Exhibit J.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the Laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors (or equivalent management or oversight body) of such Person or any committee thereof duly authorized to act on behalf of such board or equivalent body.

“Board Meeting” has the meaning set forth in Section 8.9(a).

“Board Observer” has the meaning set forth in Section 8.9(a).

“Borrower” has the meaning set forth in the introduction hereto.

“Borrowing” means the borrowing of the Loans on the Closing Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York or Zug, Switzerland.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of any property of any Person.

“Change of Control” means an event or series of events that causes or results in any of the following: (i) any Person or “group” (within the meaning of the Securities and Exchange Act of 1934 and the regulations thereunder) acting in concert (other than the Permitted Holders) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by Contract or otherwise, or shall have entered into a Contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, voting stock of the Parent representing more than forty percent (40%) of the combined voting power of all voting stock of the Parent, determined on a fully-diluted, as if converted or exercised basis, (ii) during any period of twelve (12) consecutive months, a majority of the members of the Board of the Parent cease to be composed of individuals (w) who were elected or appointed by the Permitted Holders, (x) who were members of such Board on the first day of such period, (y) whose election or nomination to such Board was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of such Board or (z) whose election or nomination to such Board was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of such Board, (iii) other than as expressly permitted by this Agreement, the Parent shall cease to own, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens permitted pursuant to Section 9.2(a), (e) or (j)), or (iv) the sale of all or substantially all of the property or business of the Parent and its Subsidiaries, taken as a whole.

“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgment or other similar process, assessment or reassessment, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure or otherwise.

“Closing Date” means February 6, 2025.

“Closing Date Certificate” has the meaning set forth in Section 6.1(e).

“CO” means the Swiss Federal Code of Obligations (Obligationenrecht) of March 30, 1911, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any asset or property in which a Lien is purported to be granted to any Secured Party under any Loan Document, including future acquired or created assets or properties (or all such assets or properties, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the Closing Date in accordance with the terms and conditions of this Agreement, which commitments are in the amounts set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of the Commitments on the Closing Date is equal to $35,000,000.

“Commitment Fee” has the meaning set forth in the Fee Letter.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Compliance Certificate” has the meaning set forth in Section 8.1(d).

“Conforming Changes” means, with respect to either the use or administration of One- Month Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.2(e) and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Conforming Payment Date” has the meaning set forth in Section 3.1(a).

“Conforming Quarter” has the meaning set forth in Section 3.1(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement, indenture, instrument, or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise), in each case, other than the Loan Documents.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” (and similar derivative terms) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.16(a)(i).

“Controlled Swiss Bank Account” means each Swiss Bank Account that is subject to a perfected Pledge, as defined in and pursuant to a Swiss Bank Account Pledge Agreement.

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof, and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“DEBA” means the Swiss Federal Debt Enforcement and Bankruptcy Act of April 11, 1889 (Bundesgesetz über Schuldbetreibung und Konkurs), as amended from time to time.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.2(b).

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security, Contract or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the Maturity Date.

“Disqualified Institutions” means (a) any Person that directly or indirectly (i) is engaged in the business of researching, developing, manufacturing, distributing, selling, marketing, promoting, supplying, testing, licensing, purchasing or otherwise commercializing dental devices, dental hygiene products and related consumer goods, components or constituents of any of the foregoing; or (ii) Controls or is Controlled by any Person that is described in the foregoing clause (i); or (b) any hedge fund or private equity fund that principally invests in distressed debt (but may include any Affiliated fund or Person that does not principally invest in distressed debt).

“Dollars” and “$” means lawful money of the United States of America.

“Early Prepayment Fee” means, with respect to any prepayment (or other repayment or payment) of the outstanding principal amount of any Loans, in whole or in part, made prior to the scheduled Maturity Date on any Prepayment Date, whether mandatory or voluntary, pursuant to Section 3.1(a) or clause (a) or (b) of Section 3.3 or otherwise (including as a result of acceleration, an Insolvency Proceeding or other Event of Default), a fee, determined as set forth below, shall be payable on the amount of principal so prepaid or repaid. The Early Prepayment Fee shall be calculated as follows:

(a)

with respect to any such prepayment (or other repayment or payment) of the Loan made on or prior to the first (1st) anniversary of the Closing Date (such date being the “Make Whole End Date”), the Early Prepayment Fee shall be the sum of (i) the product of (x) the amount of principal so prepaid or repaid, multiplied by (y) three percent (3.00%), plus (ii) an amount equal to the amount of interest that would have been paid hereunder on the principal amount of the Loan being so repaid or prepaid for the period from and including the date of such prepayment (or other repayment or payment) to and including the Make Whole End Date (calculated on the basis of the Interest Rate with respect to the Loan that is in effect on the date of such prepayment (or other repayment or payment) and on the basis of the actual days elapsed over a year of three hundred sixty (360) days;

(b)

with respect to any such prepayment (or other repayment or payment) of the Loan made following the Make Whole End Date and on or prior to the second (2nd) anniversary of the Closing Date, (x) the amount of principal so prepaid or repaid, multiplied by (y) three percent (3.00%);

(c)

with respect to any such prepayment (or other repayment or payment) of the Loan made following the second (2nd) anniversary of the Closing Date and on or prior to the third (3rd) anniversary of the Closing Date, (x) the amount of principal so prepaid or repaid, multiplied by (y) two percent (2.00%);

(d)

with respect to any such prepayment (or other repayment or payment) of the Loan made following the third (3rd) anniversary of the Closing Date and on or prior to the fourth (4th) anniversary of the Closing Date, (x) the amount of principal so prepaid or repaid, multiplied by (y) one percent (1.00%); and

(e)

with respect to any such prepayment (or other repayment or payment) of the Loan made following the fourth (4th) anniversary of the Closing Date, no Early Prepayment Fee shall be payable on such prepayment (or other repayment or payment).

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Related Fund or other investment Fund that invests in loans or other obligations for borrowed money, (vi) with respect to any Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally engaged in the business of managing investments or holding assets for investment purposes.

“Environmental Law” means any Law or Governmental Approval relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any Governmental Authority which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such Plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor; or (xix) any Foreign Benefit Event.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Bloomberg screen, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Agent.

“Excluded Account” means any Deposit Account held or maintained by the Parent or any of its Subsidiaries into which there are no funds on deposit other than those (i) intended solely to cover wages and payroll for employees of the Parent or any such Subsidiaries for a period of service no longer than one month at any time (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages and payroll from prior periods; (ii) constituting employee withholding accounts and containing only funds deducted from pay otherwise due to employees for services rendered to be applied toward Tax obligations of such employees; (iii) constituting escrow accounts into which there are deposited contractually escrowed funds in connection with Permitted Acquisitions; and (iv) that do not at any time exceed $50,000 for each such Deposit Account; provided that, no Deposit Account shall qualify as an Excluded Account if the amount on deposit in such Deposit Account, when taken together with the aggregate amount on deposit in all then existing Excluded Accounts (excluding, in each case, amounts on deposit in any Deposit Account referred to in clause (i) of this definition so long as such amounts do not exceed the limits set forth in such clause (i)), would exceed $250,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.3(h)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.3(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusive License” (and its derivatives) means and refers to any outbound license of Material Intellectual Property that is exclusive (whether as to use, field, geography or otherwise) and (i) has a term that is longer than twelve (12) months from the date of the original effective date of such license or (ii) is subject to an automatic renewal or similar right that would result in the term thereof being longer than twelve (12) months from such original effective date.

“Exculpated Party” has the meaning set forth in Section 14.3(b).

“Exit Fee” has the meaning set forth in the Fee Letter.

“Expense Deposit” means the “Expense Deposit” as such term is defined in the Summary of Terms.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Fee Letter” means the Fee Letter, dated as of the date hereof, by and among the Parent, the Borrower and the Agent.

“First Schein Note Purchase Agreement” has the meaning set forth in the definition of “Schein Notes”.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (iv) the incurrence of any liability in excess of $250,000 by the Parent or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (v) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Parent or any of its Subsidiaries, or the imposition on the Parent or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law, in each case in excess of $250,000.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any Benefit Plan that under applicable Law, other than the Laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” used herein shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.1(e)(i).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, in connection with any Law or otherwise, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political agency, department or subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other Law, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S., including the FDA, Department of Health and Human Services (HHS), HHS Office of the Inspector General (HHS OIG), U.S. Department of Justice (DOJ), and any other agency, branch or other governmental body that has regulatory, enforcement, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any Laws.

“Guaranteed Obligations” has the meaning set forth in Section 13.1.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Assumption Agreement” means a Guaranty Assumption Agreement substantially in the form of Exhibit C, executed by any entity that, pursuant to Section 8.12 is required to become a “Subsidiary Guarantor”.

“Guidelines” means, together, the guidelines S-02.123 in relation to interbank loans of September 22, 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22. September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind Interbankguthaben), S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2017) of October 3, 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) and the circular letter No. 34 of July 26, 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the practice note 010-DVS-2019 dated February 5, 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung-010-DVS-2019-d vom 5. Februar 2019 – Verrechnungssteuer: Guthaben im Konzern), the circular letter No. 46 of July 24, 2019 (1-046-VS-2019) in relation to syndicated credit facilities, promissory note loans, bills of exchange and subparticipations (Kreisschreiben Nr. 46 vom 24. Juli 2019 betreffend “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”) and the circular letter No. 47 of July 25, 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 vom 25. Juli 2019 betreffend “Obligationen”) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency Exchange Rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary that is (i) incorporated, formed or organized under the laws of any jurisdiction other than the United States, any state of the United States or the District of Columbia or Switzerland, and (ii) not a Material Subsidiary.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business not overdue by more than one hundred twenty (120) days), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guaranties by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, other than operating leases entered into in the ordinary course of business and any such license or other agreement for the purchase of goods, software and other intangibles, services or supplies in the ordinary course of business, (xiii) any Disqualified Equity Interests of such Person, and (xiv) all other obligations required to be classified as indebtedness of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.3(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information and Collateral Certificate” means an Information and Collateral Certificate, substantially in the form of Exhibit G.

“Initial Lender” has the meaning set forth in the preamble hereto.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign Law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyrights and Technical Information, whether registered or not, U.S. or non-U.S., including (without limitation) all of the following:

(i)

applications, registrations, amendments and extensions relating to such Intellectual Property;

(ii)

rights and privileges arising under any Law with respect to such Intellectual Property;

(iii)

rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(iv)

rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Parent and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by the Parent or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit H.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Closing Date and ending on (and including) the last day of the calendar month during which the Closing Date occurred, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the scheduled Maturity Date.

“Interest Rate” means, for any Interest Period, the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate and (y) three and one-half percent (3.50%) per annum.

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the purchase or other acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or entry into any agreement to make any such purchase or acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt, or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (iii) the entering into of any Guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (iv) the entering into of any Hedging Agreement. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“IRS” means the U.S. Internal Revenue Service or any successor agency and, to the extent relevant, the U.S. Department of the Treasury.

“Landlord Consent” means a landlord consent substantially in the form of Exhibit E.

“Key Person” means each of Haleh Abivardi and Golnar Abivardi.

“Key Person Event” means that (i) no Key Person holds the office of or possesses the power and authority typically associated with individuals holding the office of chief executive officer of the Parent, (ii) no Key Person is directly and actively involved in the day to day management and direction of the Parent and its Subsidiaries, (iii) there is not at least one Key Person that does not (x) hold the title of, (y) act as, or (z) possess the power and authority typically held by an executive officer of any for-profit Person other than the Parent or its Subsidiaries, or (iv) no Key Person is devoting her full working time and efforts to the business and affairs of the Parent and its Subsidiaries (provided that a Key Person may manage her personal investments and may engage in civic, educational, religious, charitable or other community activities, so long as such activities do not pose an actual or apparent conflict of interest and do not materially interfere with the Key Person’s performance of her full-time duties as the chief executive officer of the Parent).

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” has the meaning set forth in the recitals hereto.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Notes, the Security Documents, any Guaranty Assumption Agreement, any Information and Collateral Certificate, any Warrant Certificate, any Intercompany Subordination Agreement, any Subordination Agreement and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of the foregoing delivered to the Agent or any Lender in connection with this Agreement or any of the Loan Documents (including, without limitation, in connection with Section 8.12) or any of the other Loan Documents, in each case, as amended or otherwise modified from time to time.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value or revenue, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean any event, occurrence, fact, development or circumstance that has had, or could reasonably be expected to have, a material adverse change in or effect on (i) the business, condition (financial or otherwise), operations, performance or property of the Parent and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its Obligations, as and when due, or (iii) the legality, validity, binding effect or enforceability of any Loan Document or the rights and remedies available to or conferred upon any Secured Party under any Loan Document.

“Material Agreement” means (i) any Contract (including any Material Inbound License) to which the Parent or any of its Subsidiaries is a party or a beneficiary from time to time and as to which the absence or termination thereof could reasonably be expected to result in a Material Adverse Effect, and (ii) any other Contract to which the Parent or any of its Subsidiaries is a party or a guarantor (or equivalent) that, during any period of twelve (12) consecutive months, is reasonably expected to (x) result in payments or receipts (including royalty, licensing or similar payments) made to the Parent or any of its Subsidiaries in an aggregate amount in excess of the Materiality Threshold, or (y) require payments or expenditures (including royalty, licensing or similar payments, but excluding, to the extent not constituting Material Agreements in accordance with clause (i) of this definition, leases with respect to real estate that is readily available from alternative lessors) to be made by the Parent or any of its Subsidiaries in an aggregate amount in excess of the Materiality Threshold.

“Material Inbound License” means any inbound license, lease, royalty or similar agreement in respect of Intellectual Property or similar intangible property requiring the Parent or any of its Subsidiaries, as the case may be, during any twelve (12) month period during the term of such license agreement, to make aggregate payments in excess of the Materiality Threshold; provided that inbound license agreements in the nature of over the counter software commercially available to the public and entered into in the ordinary course of business shall not qualify as Material Inbound Licenses.

“Material Indebtedness” means, at any time, any Indebtedness of the Parent or any of its Subsidiaries, the outstanding principal amount of which, individually or in the aggregate, exceeds the Materiality Threshold.

“Material Intellectual Property” means, any Intellectual Property of the Parent or any of its Subsidiaries, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the date hereof, that (x) is useful or necessary in connection with such Person’s Product Development and Commercialization Activities in the ordinary course as currently conducted or as currently contemplated to be conducted as of the date hereof or the loss of which could reasonably be expected to result in a Material Adverse Effect or (y) has a fair market value in excess of $1,000,000, as reasonably determined by the Parent acting in good faith.

“Material Subsidiary” means any direct or indirect Subsidiary of the Parent that, as of the end of any period of twelve (12) consecutive calendar months has either (i) individually, (x) generated total Net Revenues constituting two and a half percent (2.5%) or more of the total Net Revenues of the Parent and its Subsidiaries on a consolidated basis, or (y) total assets with fair market value equal to $100,000 or more, or (ii) collectively with any other Subsidiaries of the Parent (x) generated total Net Revenues constituting five percent (5%) or more of the total Net Revenues of the Parent and its Subsidiaries on a consolidated basis, or (y) total assets with fair market value equal to $500,000 or more.

“Materiality Threshold” means an amount equal to $500,000 in Dollars or the Equivalent Amount thereof in other currencies.

“Maturity Date” means the earlier to occur of (i) February 6, 2030, and (ii) the acceleration of the Obligations pursuant to Section 11.2; provided that, when used herein, the term “scheduled Maturity Date” means the date set forth in clause (i) above.

“Maximum Amount” has the meaning set forth in Section 13.9.

“Maximum Rate” has the meaning set forth in Section 14.17.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by the Parent or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by the Parent or such Subsidiary in connection therewith (including (A) all money actually paid to rent or otherwise secure the use of substitute property (including costs and expenses directly related thereto) for the damaged property or property affected by the condemnation or taking pending the final repair, reconstruction or replacement of such property, (B) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (C) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments), and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Asset Sale or any Prohibited Debt Incurrence by the Parent or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by the Parent or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of the Parent or any of its Subsidiaries and (y) properly attributable to such Casualty Event, Asset Sale or Prohibited Debt Incurrence, as the case may be.

“Net Revenue” means, for any applicable fiscal period, consolidated total gross revenues of the Parent and its Subsidiaries for such fiscal period resulting from the sale of goods and services in the ordinary course of business, determined on a consolidated basis in accordance with GAAP applied in a manner consistent with the audited financial statements of the Parent delivered pursuant to Section 6.1(e)(i), less the sum of (i) all discounts and allowances given on such revenues, (ii) amounts repaid or credited by reason of rejection, returns or recalls, rebates or bona fide price reductions (including “free” or similar highly discounted samples), during such period, (iii) excise Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of any products paid during such period, and (iv) all one-time, extraordinary or non-recurring payments of any type or nature, in each case if any and only to the extent included in the computation of consolidated total gross revenues of the Parent and its Subsidiaries for such fiscal period.

“Note” means a promissory note, in substantially the form attached hereto as Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.3.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations), any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligors” means, collectively, the Parent, the Borrower, the Subsidiary Guarantors and any Subsidiary of the Borrower required to become a Subsidiary Guarantor or execute and deliver or become a party to any Security Document pursuant to Section 8.12, and their respective successors and permitted assigns.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OrbiMed” means OrbiMed Advisors LLC, and any of its Affiliates and assignees, including its managed funds.

“One-Month Term SOFR” means, the Term SOFR Reference Rate for a one month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then One-Month Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar agreements and arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.3(g)).

“Parent” has the meaning set forth in the introduction hereto.

“Participant” has the meaning set forth in Section 14.5(e).

“Participant Register” has the meaning set forth in Section 14.5(g).

“Patents” means all patents and patent applications, including (i) the Inventions and improvements described and claimed therein, (ii) patents and patent applications in any form in any worldwide jurisdiction, including but not limited to reissues, oppositions, divisions, continuations, renewals, extensions, expired, abandoned, rulings from any Governmental Authority regarding including ones arising from any proceeding such as Inter Partes review, and continuations in part thereof, and (iii) all income, royalties, damages and payment now, previously or hereafter due and payable with respect thereto, (iv) all damages and payment for past or future infringements thereof, and rights to sue thereof, and (v) all rights whatsoever pertaining to patents and patent applications accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 14.20.

“Payment Date” means (i) the last day of each Interest Period (provided that if such last day of any Interest Period is not a Business Day, then the Payment Date shall be the next succeeding Business Day) and (ii) the Maturity Date (provided that if such Maturity Date is not a Business Day, then the Payment Date shall be the next succeeding Business Day).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Parent or any of its Subsidiaries; provided that:

(a)

immediately prior to, and after giving effect to such Acquisition, (i) all representations and warranties contained in this Agreement and the other Loan Documents that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (ii) all representations and warranties contained in this Agreement and the other Loan Documents that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (iii) no Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b)

all transactions in connection therewith shall be consummated in accordance with all applicable Laws;

(c)

in the case of an Acquisition of Equity Interests of any Person, all of such Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to any applicable Law) shall be owned by the Parent or a wholly-owned, direct or indirect Subsidiary of the Parent and pledged by the Parent or an applicable Subsidiary to the Secured Parties pursuant to Section 8.12(a)(iii), and, in the event of an Acquisition that results in the creation or acquisition of a new Subsidiary of the Parent, the Parent shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Parent, each of the actions set forth in Section 8.12(a), if applicable;

(d)

such Person (in the case of an Acquisition of Equity Interests of such Person) or assets (in the case of an Acquisition of assets or a division of such Person) shall be engaged or used, as the case may be, in businesses or lines of business that would be permitted pursuant to Section 9.4;

(e)

on a pro forma basis after giving effect to such Acquisition, the Parent and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 10;

(f)

to the extent that the purchase price for any such Acquisition is paid in cash, the amount thereof, (i) with respect to any individual Acquisition, does not exceed $500,000 (or the Equivalent Amount thereof), and (ii) when taken together with the purchase price paid in cash for all other Acquisitions consummated or effected since the Closing Date, does not exceed $1,000,000 in the aggregate (or the Equivalent Amount thereof);

(g)

the fair market value of the consideration paid in such Acquisition (including any cash proceeds received in respect the issuance of any Equity Interests by the Parent or any of its Subsidiaries), when taken together with the fair market value of consideration paid in connection with all other Permitted Acquisitions consummated since the Closing Date (in each case for purposes hereof to be determined by including all Indebtedness assumed in connection therewith, all payments made in connection therewith, whether in the form of Equity Interests, cash or other property or assets, and all deferred purchase price payments, whether in respect of earn-out payments, post-closing adjustments, payments on “seller notes” or otherwise related thereto, in each case to the extent actually paid or reasonably expected to be paid), does not exceed $2,000,000 (or the Equivalent Amount thereof) in the aggregate;

(h)

to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests of the Parent;

(i)

the Parent shall have provided the Agent with at least fifteen (15) calendar days’ prior written notice of such Acquisition, together with (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents requested by the Agent), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending thirty (30) days immediately prior to the projected closing date for such Acquisition, including any audited financial statements that are available, (iii) a summary of due diligence conducted by or on behalf of the Parent or any of its Subsidiaries, as applicable, prior to such Acquisition, (iv) summary information regarding any contingent liabilities or prospective research and development costs associated with the Person, business or assets being acquired and (v) any other information reasonably requested by the Agent;

(j)

neither the Parent nor any of its Subsidiaries shall, in connection with (and upon giving effect to) any such Acquisition, assume or remain liable with respect to, or be subject to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.1(g), (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.2, or (z) any other liability (including Tax, ERISA or environmental liabilities) in excess of the Materiality Threshold in the aggregate since the Closing Date; and

(k)

at least five (5) Business Days prior to the proposed date of any Acquisition, the Agent shall have received a certificate of a Responsible Officer of the Parent (prepared in reasonable detail), certifying that the Acquisition complies with the requirements of this definition, which certificate shall include a summary (prepared in reasonable detail), certifying as to any contingent liabilities and prospective research and development costs associated with the Person, business or assets being acquired.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof, or any having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued or unconditionally guaranteed by any OECD member state having maturities of not more than one year from the date of acquisition and having, at the time of the acquisition thereof, a rating of at least “A-1” or “P-1” by S&P Global Ratings or Moody’s Investors Service, Inc., (iii) commercial paper maturing no more than two hundred and seventy (270) days after the date of its creation and rated at least “A-1” or “P-1” by S&P Global Ratings or Moody’s Investors Service, Inc., (iv) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the Laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000, (v) any time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance that is not Dollar-denominated and issued or accepted by any commercial bank that is (A) organized under the Laws of Switzerland, the United Kingdom, or any European Union member country, (B) is “adequately capitalized” (or comparable concept) under the banking regulations of such jurisdiction and (C) has combined capital and surplus of at least the Dollar-equivalent of $500,000,000, and (vi) registered money market funds at least ninety-five percent (95.0%) of the assets of which constitute Permitted Cash Equivalent Investments of the kinds described in clauses (i), (ii), (iii), (iv) and (v) above.

“Permitted Employee Loans” means, collectively, (i) the CHF 250,000 loan made pursuant to the Convertible Loan Agreement, dated November 1, 2024, between the Parent, as borrower, and Henning Wistorf, as lender (the “Wistorf Employee Loan”) and (ii) the CHF 750,000 loan made pursuant to the Convertible Loan Agreement, dated April 18, 2024, as amended by Amendment Number One to Convertible Loan Agreement, dated June 12, 2024, between the Parent, as borrower, and Pratap Golla, as lender.

“Permitted Holders” means each of Haleh Abivardi and Golnar Abivardi.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.1.

“Permitted Liens” means any Liens permitted under Section 9.2.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancing, extension, renewal or replacement of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Parent and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced (provided that the final maturity date of such Indebtedness shall be on or after the final maturity of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness shall be greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced), (iii) have an applicable interest rate or equivalent yield that exceeds the fair market interest rate or equivalent yield of Indebtedness of the type being refinanced, (iv) contain any new requirement to grant any Lien or to give any Guaranty that was not an existing requirement of the Indebtedness being refinanced and (v) after giving effect to such refinancing, extension, renewal or replacement, no Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Permitted Schein Expense Payments” means any of the payments to be made by the Parent or the Borrower of reasonable and documented out-of-pocket costs and expenses pursuant to the terms of the Schein Notes and the Schein Note Purchase Agreements, each as in effect on the date hereof or as modified in accordance with the terms of this Agreement in each case at the times, in the amounts and subject to the conditions set forth therein.

“Permitted Schein Maturity Date Repayment” means the repayment in full of the Indebtedness outstanding under the applicable Schein Note on or after the “Maturity Date” (as defined in the applicable Schein Note Purchase Agreement as in effect on the date hereof or as modified in accordance with the terms of this Agreement) therefor on a non-accelerated basis in accordance with the terms of the applicable Schein Note as in effect on the date hereof or as modified in accordance with the terms of this Agreement.

“Permitted Schein Maturity Date Repayment Conditions” means, with respect to any proposed payment in full of a Permitted Schein Maturity Date Repayment, that (i) immediately prior to and after giving effect to such payment, the Borrower shall hold at least forty million dollars ($40,000,000) in unrestricted cash-on-hand in one or more Controlled Accounts or Controlled Swiss Bank Accounts and (ii) the Borrower shall have provided the Agent at least five (5) Business Days’ prior written notice of any such payment together with evidence reasonably satisfactory to the Agent of satisfaction of clause (i) of the Permitted Schein Maturity Date Repayment Conditions.

“Permitted Unsecured Notes” means (i) each Convertible Promissory Note issued by the Parent to Heartland Dental, LLC with an original principal amount of $15,000,000 pursuant to that certain Convertible Note Purchase Agreement dated as of June 20, 2024, by and among the Parent and Heartland Dental, LLC, and (ii) the PIK-Loan Agreement dated as of March 21, 2022 by and among the Borrower and EMZ VI S.à.r.l. with an original principal amount of CHF 30,000,000, true and correct copies of which are attached on Schedule 17(a) of the Information and Collateral Certificate delivered on the Closing Date.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIK Interest” has the meaning set forth in Section 3.2(d)(i).

“PIK Loan” has the meaning set forth in Section 3.2(d)(ii).

“PIK Option Expiration Date” has the meaning set forth in Section 3.2(d)(i).

“Plan” means any employee pension Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date” means any Business Day on which the Borrower (i) elects to optionally prepay or (ii) is required to repay or prepay, in each case, all or any portion of the outstanding principal amount of the Loans pursuant to Section 3.1(a), Section 3.3(a) or Section 3.3(b), respectively.

“Prepayment Price” has the meaning set forth in Section 3.3(a)(i).

“Product” means (i) those products set forth on Schedule 7.5(b) and (ii) any current or future product developed, distributed, manufactured, promoted, licensed, marketed, sold or otherwise commercialized by the Parent or any of its Subsidiaries, including any such product currently in development.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of (i) research, development, manufacture, quality compliance, importation, exportation, shipping, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, licensing, purchasing or other commercialization activities, (ii) receipt of payment or other remuneration in respect of any of the foregoing (including, without limitation, in respect of any licensing, royalty or similar payments), or (iii) any similar activities the purpose of which is to commercially exploit any such Product.

“Prohibited Debt Incurrence” has the meaning set forth in Section 3.3(b).

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Law for the purpose of influencing any act or decision of such payee in such payee’s official capacity, inducing such payee to do or omit to do any act in violation of such payee’s lawful duty, securing any improper advantage or inducing such payee to use such payee’s influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to each Lender, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Public Offering” means, with respect to any Person, (i) any sale of Equity Interests of such Person pursuant to an offering that is underwritten on a firm commitment basis by a nationally recognized investment banking firm (or through the merger of such Person with a special purpose acquisition company) and, as a result of which, such Person becomes subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act immediately following such offering.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified IPO” means an initial Public Offering by the Parent of its Equity Interests having ordinary voting rights that results in (i) such Equity Interests being listed on one of the New York Stock Exchange, the NASDAQ National Market or the SIX Swiss Stock Exchange and (ii) aggregate gross proceeds to the Parent from such Public Offering of not less than $20,000,000.

“Qualified Plan” means an employee Benefit Plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Landlord Consents, Bailee Letters and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Agent for the benefit of the Secured Parties, in each case, as amended, supplemented or otherwise modified from time to time.

“Recipient” means any Lender, the Agent or any other recipient of any payment to be made by or on account of any Obligation, as applicable.

“Reference Rate” means One-Month Term SOFR; provided that if One-Month Term SOFR can no longer be determined by the Agent for any reason (in its sole but reasonable discretion, which determination shall be conclusive absent manifest error), including as a result of the One-Month Term SOFR not being available or published on a current basis or as a result of the occurrence of a Reference Rate Transition Event, then the Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further that, until such alternate rate of interest is agreed upon by the Agent and the Borrower, the Reference Rate for purposes hereof and of each other Loan Document shall be the Wall Street Journal Prime Rate.

“Reference Rate Transition Event” means the occurrence of one or more of the following events with respect to the Reference Rate then in effect:

(a)

a public statement or publication of information by or on behalf of the administrator of such Reference Rate announcing that such administrator has ceased or will cease to provide such Reference Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate;

(b)

a public statement or publication of information by the Governmental Authority governing or regulating the administrator of such Reference Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the then-current administrator for such Reference Rate, a resolution authority with jurisdiction over the then-current administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which in any case states that the then-current administrator of such Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate; or

(c)

a public statement or publication of information by the Governmental Authority governing or regulating the then-current administrator of such Reference Rate announcing that such Reference Rate is no longer representative.

For the avoidance of doubt, a “Reference Rate Transition Event” will be deemed to have occurred with respect to any Reference Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Reference Rate (or the published component used in the calculation thereof).

“Register” has the meaning set forth in Section 14.5(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any Governmental Approval relating to any Product or Product Development and Commercialization Activities.

“Regulatory Authority” means any Governmental Authority that is concerned with or has regulatory oversight with respect to any Product or the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product.

“Related Fund” means, with respect to any Lender, a fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Related Parties” has the meaning set forth in Section 14.16.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, vice president, treasurer, secretary and each similar officer of such Person.

“Restricted Obligations” has the meaning set forth in Section 13.9.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of the Parent or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by the Parent or any of its Subsidiaries to any holder of any Equity Interests of the Parent or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Parent or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of the Parent or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Parent or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.1(e), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of the Parent or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to, or to Guaranty Indebtedness of, the Parent or any of its Subsidiaries.

“Revenue Condition Satisfaction” shall, for purposes hereof, be deemed to have occurred if, as of the last day of each fiscal quarter set forth below (each, a “Calculation Date”), the Parent and its consolidated Subsidiaries shall have received Net Revenue for the trailing period of twelve (12) consecutive months ending on such Calculation Date, in an aggregate amount not less than the corresponding amount set forth opposite such Calculation Date:

Calculation Date	Minimum Net Revenue
December 31, 2025	$50,000,000
March 31, 2026	$75,000,000
June 30, 2026 and thereafter	$100,000,000

“Sanction” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its member states, His Majesty’s Treasury, Switzerland (including, without limitation, the State Secretariat for Economic Affairs of Switzerland (SECO) and/or the Swiss Directorate of International Law (DIL)) or other relevant sanctions authority.

“Schein” has the meaning set forth in the definition of “Schein Notes”.

“Schein Collateral” has the meaning set forth in the Security Agreement.

“Schein Documents” means the Schein Note Documents and the Schein Distribution Agreement.

“Schein Distribution Agreement” means the Distribution Agreement, effective as of August 19, 2024, between vVARDIS US and Schein, as amended, restated, supplemented or otherwise modified from time to time as permitted pursuant to this Agreement.

“Schein Note Documents” means the Schein Notes, the Schein Note Purchase Agreements and any documents entered into in connection with the Schein Note Purchase Agreements.

“Schein Notes” means (i) the Secured Promissory Note dated as of August 19, 2024, issued by vVARDIS US to Henry Schein, Inc. (“Schein”) pursuant to that certain Note Purchase Agreement dated as of August 19, 2024, by and among vVARDIS US, Schein and the Parent (the “First Schein Note Purchase Agreement”), as amended, restated, supplemented or otherwise modified from time to time as permitted pursuant to this Agreement and (ii) the Secured Promissory Note dated as of December 19, 2024, issued by vVARDIS US to Schein pursuant to that certain Note Purchase Agreement dated as of December 19, 2024, by and among vVARDIS US, Schein and the Parent (the “Second Schein Note Purchase Agreement” and, together with the First Schein Note Purchase Agreement, collectively, the “Schein Note Purchase Agreements”), as amended, restated, supplemented or otherwise modified from time to time as permitted pursuant to this Agreement.

“Schein Note Purchase Agreements” has the meaning set forth in the definition of “Schein Notes”.

“Second Schein Note Purchase Agreement” has the meaning set forth in the definition of “Schein Notes”.

“Secured Party” means each Lender, the Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Account” means any securities account, as such term is defined in Section 8- 501 of the NY UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the grantors party thereto (including the Parent and the Borrower) and the Agent, granting a security interest in such grantor’s personal property in favor of the Agent, for the benefit of the Secured Parties, as amended or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Real Property Security Document, each Swiss Security Document, each Short-Form IP Security Agreement and each other security agreement, control agreement or financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations, including (without limitation) pursuant to Section 8.12, in each case as amended or modified from time to time.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, substantially in the form Exhibit C, Exhibit D or Exhibit E to the Security Agreement, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Agent (and as amended, modified or replaced from time to time).

“Shortfall Quarter” has the meaning set forth in Section 3.1(a).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, at any time of determination and with respect to any Person and its Subsidiaries, taken as a whole, that (i) the present fair saleable value of the property of such Person and its Subsidiaries is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries, (ii) the present fair saleable value of the property of such Person and its Subsidiaries is not less than the amount that will be required to pay the probable aggregate liabilities of such Person and its Subsidiaries on their collective debts as they become absolute and matured, (iii) such Person and its Subsidiaries have not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s and its Subsidiaries’ ability to pay as such aggregate debts and liabilities mature.

“Specified Entities” has the meaning set forth in Section 8.20(a).

“Subordination Agreement” means one or more subordination agreements, in form and substance satisfactory to the Agent, entered into by and among the Parent, the Borrower, any other applicable Obligor, each junior creditor party thereto and the Agent to document the subordination of the Permitted Unsecured Notes, the Permitted Employee Loans or any other Permitted Indebtedness (as applicable) to the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled or held, directly or indirectly or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantor” means, initially as of the Closing Date, each Subsidiary of the Parent identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and, thereafter, each Subsidiary of the Parent that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12.

“Summary of Terms” means the Summary of Terms, dated November 15, 2024, between the Borrower and OrbiMed Advisors LLC.

“Swiss Bank Account” has the meaning assigned to the term “Bank Account” in the Swiss Bank Account Pledge Agreements.

“Swiss Bank Account Pledge Agreement” means each Swiss law governed bank account pledge agreement entered into pursuant to this Agreement among the Parent, the Borrower and any Obligor, as pledgor, the Agent, acting for itself and in the name and on behalf of each other Secured Party as direct representative (direkter Stellvertreter), and the Secured Parties.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss IP Pledge Agreement” means each Swiss law governed Intellectual Property pledge agreement entered into pursuant to this Agreement among the Parent, the Borrower and any Obligor, as pledgor, the Agent, acting for itself and in the name and on behalf of each other Secured Party as direct representative (direkter Stellvertreter), and the Secured Parties.

“Swiss Non-Bank Rules” means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Non-Qualifying Bank” means any Person which does not qualify as a Swiss Qualifying Bank.

“Swiss Obligor” means any Obligor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act.

“Swiss Qualifying Bank” means a financial institution acting on its own account which (a) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, or with respect to a branch, pursuant to the banking laws in force in the jurisdiction where such branch is situated, (b) carries on a true banking activity in such jurisdiction as its main purpose, and (c) has personnel, premises, communication devices and decision-making authority of its own, in each case, in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Receivables Security Assignment Agreement” means each Swiss law governed receivables security assignment agreement entered into pursuant to this Agreement among the Parent, the Borrower and any Obligor, as assignor, and the Agent.

“Swiss Security Documents” means the Swiss Bank Account Pledge Agreements, the Swiss Share Pledge Agreements, the Swiss Receivables Security Assignment Agreements, the Swiss IP Pledge Agreements and each other Swiss law governed Security Document.

“Swiss Share Pledge Agreement” means each Swiss law governed share or quota pledge agreement entered into pursuant to this Agreement among the Parent, the Borrower and any Obligor, as pledgor, the Agent, acting for itself and in the name and on behalf of each other Secured Party as direct representative (direkter Stellvertreter), and the Secured Parties.

“Swiss Subsidiary Guarantor” means any Subsidiary Guarantor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors (within the meaning of the Guidelines) under this Agreement which are Swiss Non-Qualifying Banks must not at any time exceed ten (10), all in accordance with the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), all in accordance with the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all data and any information submitted to a Regulatory Authority to obtain marketing or other governmental approvals, all trade secrets, invention disclosures and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or commercial nature related to any Product Development and Commercialization Activities of the Parent and its Subsidiaries, any information of business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title IV Plan” means an employee Benefit Plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, monograms, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor or any Subsidiary of this Agreement and the other Loan Documents to which such Obligor or Subsidiary is (or is intended to be) a party, any Borrowing and the use of proceeds of the Loans, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.3(f)(iv)(B)(3).

“vVARDIS US” means vVARDIS, Inc., a Delaware corporation.

“Wall Street Journal Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Warrant Certificate” means each Warrant Certificate in substantially the form of Exhibit L, to be delivered pursuant to Section 6.1(j) or Section 8.20(c), as amended or otherwise modified pursuant to the terms hereof or thereof.

“Warrant Obligations” means all Obligations of the Parent arising out of, under or in connection with the Warrant Certificates.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date, the number of years obtained by dividing: (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means the Borrower, any other Obligor and the Agent, as applicable.

“Write-Down and Conversion Powers” means, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such Contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2

Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (i) any change in GAAP or the application thereof or (ii) the issuance of any new accounting rule or guidance or in the application thereof, in either case, occurring after the date of this Agreement, then the Lenders and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and the Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

1.3

Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a)

the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b)

words importing gender include all genders;

(c)

any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d)

any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e)

references to days, months and years refer to calendar days, months and years, respectively;

(f)

all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g)

the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h)

the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or properties;

(i)

accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(j)

where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(k)

the word “will” shall have the same meaning as the word “shall”;

(l)

references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties; and

(m)

references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

If any obligation to pay any amount pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day. For the purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP will be deemed to treat operating leases in a manner consistent with their current treatment under GAAP as in effect on the date of this Agreement, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

1.4

Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.5

Reference Rate Replacement. For purposes of this Agreement and each other Loan Document, the Obligors jointly and severally acknowledge and agree for the benefit of each Secured Party as follows:

(a)

Upon the occurrence of an event of the type described in the first proviso of the definition of “Reference Rate”, the Agent will promptly notify the Borrower thereof and, as set forth in such proviso, the Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to One-Month Term SOFR or any other rate referenced herein or in any other Loan Document or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to, or produce the same value or economic equivalence of, One-Month Term SOFR or have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability).

(b)

There is no assurance that the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to or produce the same value or economic equivalence as One-Month Term SOFR or that it will have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability.

1.6

Equivalent Amounts. The applicable amount of any currency other than Dollars for purposes of the Loan Documents shall be such Equivalent Amount in Dollars as reasonably determined by the Agent based on prevailing market exchange rates.

1.7

Swiss Terms. In this Agreement, where it relates to a Swiss Person, a reference to: a “winding up”, “administration” or “dissolution” includes (a) a filing for the declaration of bankruptcy (Antrag auf Konkurseröffnung) or a formal declaration of bankruptcy (Konkurseröffnung) within the meaning of the DEBA, (b) the filing for a request for a moratorium (Gesuch um Nachlassstundung) or a grant of a moratorium (Nachlassstundung), including an emergency moratorium (Notstundung) within the meaning of the DEBA, (c) its dissolution or liquidation and (d) the occurrence of a filing to the court in connection with its over-indebtedness pursuant to article 725b para. 3 CO;

(a)

a Person being “insolvent” or “bankrupt” includes that Person being unable to pay its debt (zahlungsunfähig) within the meaning of article 191 DEBA; and

(b)

a “receiver”, “liquidator”, “administrator” or “administrative receiver” includes any Konkursamt, (ausseramtliche) Konkursverwaltung, Sachwalter or Liquidator.

SECTION 2
THE COMMITMENTS AND THE LOANS

2.1

Loans.

(a)

On the terms and subject to the conditions of this Agreement, each Lender agrees to make its Loan to the Borrower, in a single borrowing on the Closing Date, in an aggregate principal amount for all Lenders equal to $35,000,000.

(b)

No amounts repaid or prepaid with respect to any Loan may be reborrowed.

2.2

Borrowing Procedures. At least five (5), but not more than ten (10), Business Day(s) prior to the Closing Date), the Borrower shall deliver to the Agent an irrevocable Borrowing Notice, which notice, if received by the Agent on a day that is not a Business Day or after 12:00 noon (New York City time) on a Business Day, shall be deemed to have been delivered on the next Business Day.

2.3

Notes. If requested by any Lender, any Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such Notes in the form attached hereto as Exhibit A.

2.4

Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes, including the payment of fees and expenses associated with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

SECTION 3
PAYMENTS OF PRINCIPAL, INTEREST, FEES AND OTHER MONETARY OBLIGATIONS

3.1

Repayments and Prepayments Generally; Application.

(a)

Commencing with the fiscal quarter ended December 31, 2025 and for each subsequent fiscal quarter until the scheduled Maturity Date, so long as Revenue Condition Satisfaction shall have occurred as of the last day of each such fiscal quarter, no mandatory repayments of any outstanding principal on the Loans on any Payment Date prior to the scheduled Maturity Date. In the event that, as of the end of any fiscal quarter commencing with the fiscal quarter ending December 31, 2025 or thereafter, if applicable Revenue Condition Satisfaction for such fiscal quarter has not occurred (each such fiscal quarter for which Revenue Condition Satisfaction has not occurred being a “Shortfall Quarter”), the Borrower shall commence making equal mandatory amortization repayments on each Payment Date, commencing with and including the Payment Date immediately following the last day of the initial Shortfall Quarter (each an “Amortization Payment”), in an amount equal to (i) the aggregate principal amount of the Loans outstanding on such Payment Date, divided by (ii) the number of full calendar months then remaining until the scheduled Maturity Date, together with accrued and unpaid interest and fees thereon, including all applicable Early Prepayment Fees and Exit Fees; provided that, in the event that, following the occurrence of a Shortfall Quarter, if Revenue Condition Satisfaction is achieved in a succeeding fiscal quarter (such succeeding fiscal quarter being herein referred to as a “Conforming Quarter”), then, commencing with the first Payment Date following delivery of the information required to be delivered pursuant to Section 8.1(e) for such Conforming Quarter (such Payment Date being herein referred to as the “Conforming Payment Date”), so long as Revenue Condition Satisfaction continues to occur as of each succeeding fiscal quarter, there will be no scheduled repayments of principal on the Loans on any Payment Date occurring on or after such Conforming Payment Date and prior to the scheduled Maturity Date; provided further that, in the event a Shortfall Quarter occurs after the occurrence of a Conforming Payment Date, the principal amount of the Loans will again become subject to mandatory amortization as set forth in this Section 3.1(a) until the occurrence of a subsequent Conforming Quarter, together with accrued and unpaid interest and fees thereon, including all applicable Early Prepayment Fees and Exit Fees; provided further that, in the event of any such subsequently occurring Shortfall Quarter, the amortization payment amounts shall be calculated as set forth above as if each such subsequently occurring Shortfall Quarter was the first to occur hereunder. In any event, and without limiting the foregoing, on the Maturity Date the Borrower shall repay the entire remaining outstanding principal balance of the Loans, together with all accrued and unpaid interest and fees, including all applicable accrued and unpaid (or payable) Early Prepayment Fees and Exit Fees and accrued and unpaid interest thereon, in each case, as applicable, in full and in cash.

(b)

The Borrower agrees that all amounts payable hereunder or under any other Loan Document, in respect of any Loans, fees or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars and no other currency, by wire transfer of immediately available funds, without deduction, set off or counterclaim. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of Loans) by or on behalf of the Borrower shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares of the Loans being repaid or prepaid.

3.2

Interest.

(a)

Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations (including, without limitation, any applicable Early Prepayment Fees and Exit Fees), shall accrue interest at the Interest Rate on and from the Closing Date. The Agent’s determination of the Interest Rate shall be binding on the Parent, its Subsidiaries and the Lenders in the absence of manifest error.

(b)

Default Interest. Notwithstanding the foregoing, upon the occurrence of any Event of Default, the Applicable Margin shall increase automatically by four percent (4.00%) per annum (the Interest Rate, as increased pursuant to this Section 3.2(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c)

Interest Payment Dates. Subject to Section 3.2(d) below, accrued interest on the Loans shall be payable in cash, in arrears, on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans, in whole or in part (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall be payable from time to time in cash on demand by the Agent until paid in full.

(d)

PIK Interest.

(i)

Notwithstanding Section 3.2(c), with respect to any Payment Date occurring prior to (but excluding) the second anniversary of the Closing Date (such date, the “PIK Option Expiration Date”), so long as no Default has occurred and is continuing on such date, upon written notice to the Agent, the Borrower may elect to pay “in-kind” that portion of the interest (but only that portion) that has accrued on the principal amount of the Loans in excess of eight percent (8%) per annum during the Interest Period to which such Payment Date is applicable (“PIK Interest”); provided that PIK Interest (i) shall only relate to interest that (x) is due and payable on such Payment Date and (y) has accrued during the Interest Period applicable to such Payment Date, and (ii) the remainder of any interest due and payable on such Payment Date (as to which the Borrower has not elected to pay “in-kind” ) will continue to be due and payable in cash, in arrears, on such Payment Date as otherwise provided in Section 3.2(c) above.

(ii)

PIK Interest hereunder shall be capitalized and added to the outstanding principal amount of the Loans on such Payment Date, and such PIK Interest shall be deemed to be a Loan made hereunder by the Lenders (a “PIK Loan”). The aggregate principal amount of any PIK Loan will be equal to the aggregate amount of such PIK Interest on the applicable Payment Date. For purposes of this Agreement and the other Loan Documents, each PIK Loan will bear interest (which shall be due and payable) in accordance with this Section 3. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, all interest must be paid in cash, in arrears, on each Payment Date with respect to the most recently completed Interest Period if (x) any Default has occurred and is continuing on any Payment Date or (y) at any time on or after the PIK Option Expiration Date. In no event will PIK Interest reduce the aggregate Commitments available hereunder.

(e)

Conforming Changes. In connection with the use or administration of One-Month Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of One-Month Term SOFR.

(f)

Minimum Interest Payment. (i) The rates of interest and fees provided for in this Agreement are minimum interest rates/fees. When entering into this Agreement, the parties hereto have assumed that the interest payable at the rates set out in this Section 3.2 are not and will not become subject to tax deductions on account of Swiss Withholding Tax. This notwithstanding, if a tax deduction is required by law on account of Swiss Withholding Tax in respect of any interest/fee payable by any Obligor under a Loan Document and should it be unlawful for such Obligor to comply with Section 5.3(a) for any reason, where this would otherwise be required by the terms of Section 5.3(a), then:

(i)

the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by this Section 3.2 divided by one (1) minus the rate at which the relevant tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of one); and

(ii)

the relevant Obligor shall (A) pay the relevant interest at the adjusted rate in accordance with paragraph (i) above and (B) make the tax deduction on the interest so recalculated, and all references to a rate of interest under the Loan Documents shall be construed accordingly.

3.3

Prepayments; Prepayment Fees.

(a)

Optional Prepayments.

(i)

Subject to prior written irrevocable notice pursuant to clause (a)(ii) below and the payment of the Early Prepayment Fee pursuant to clause (c) below, the Exit Fee pursuant to the Fee Letter, in each case, if applicable, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans on any Prepayment Date; provided that in addition to such prepaid principal amount and the Early Prepayment Fee and Exit Fee, in each case, if applicable, the Borrower shall also make payment in full in cash on such Prepayment Date of all accrued but unpaid interest on the principal amount of the Loans being prepaid (such aggregate amount of principal, the Early Prepayment Fee, the Exit Fee, in each case, if applicable, and accrued interest, the “Prepayment Price”).

(ii)

A notice of optional prepayment shall be effective only if received by the Agent not later than 2:00 p.m. (New York City time) on a date not less than three (3) (but not more than ten (10)) Business Days prior to the proposed Prepayment Date. Each notice of optional prepayment shall specify the proposed Prepayment Date, the principal amount of the Loans to be prepaid, the amount of accrued and unpaid interest that will be paid on the Prepayment Date, and, in reasonable detail, a calculation of the Early Prepayment Fee and Exit Fee, in each case, if applicable, payable on such Prepayment Date in connection with such proposed prepayment. Each notice of optional prepayment shall be irrevocable once received by the Agent (but may be conditioned upon the consummation of another transaction).

(b)

Mandatory Prepayments. Within three (3) Business Days of the receipt by any Obligor of Net Cash Proceeds from the occurrence of any Casualty Event or Asset Sale or upon the sale or issuance of any debt securities or any other Indebtedness by an Obligor or any of its Subsidiaries (other than Indebtedness expressly permitted to exist pursuant to Section 9.1) (a “Prohibited Debt Incurrence”), the Borrower shall apply an amount equal to one hundred percent (100%) of the Net Cash Proceeds received with respect to such Casualty Event, Asset Sale or Prohibited Debt Incurrence, as the case may be, to (i) the prepayment of outstanding Loans, (ii) the payment of accrued and unpaid interest on the principal amount of the Loans being prepaid, (iii) the payment of the Early Prepayment Fee, and (iv) the payment of the Exit Fee. Such Net Cash Proceeds shall be allocated to such prepayment and payments such that the full amount of principal, interest, the Early Prepayment Fee and the Exit Fee, in each case, if applicable, payable hereunder shall be paid in full with such Net Cash Proceeds. Notwithstanding the foregoing, so long as no Default has occurred and is continuing or shall immediately result therefrom, if, within three (3) Business Days following the occurrence of any such Casualty Event or Asset Sale (but not with respect to any Prohibited Debt Incurrence), a Responsible Officer of the Borrower delivers to the Agent a notice to the effect that the Borrower intends to apply (or cause to be applied) the Net Cash Proceeds from such Casualty Event or Asset Sale, to repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Asset Sale or to the cost of purchase or constructing other assets useful in the business of the Borrower or another Obligor, then such Net Cash Proceeds of such Casualty Event or Asset Sale may be applied for such purpose in lieu of such mandatory prepayment otherwise required pursuant to this clause (b) to the extent such Net Cash Proceeds of such Casualty Event or Asset Sale are actually applied for such purpose; provided that, in the event that Net Cash Proceeds have not been so applied within two hundred seventy (270) days following the occurrence of such Casualty Event or Asset Sale, the Borrower shall make a mandatory prepayment of the Loans to be made in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds with respect to such Casualty Event or Asset Sale, as the case may be, together with payment of accrued and unpaid interest on the principal amount of the Loans being so prepaid and the applicable Early Prepayment Fee and Exit Fee, in each case, if applicable, with such amount of Net Cash Proceeds being allocated to the prepayment of principal, the payment of accrued and unpaid interest on such principal amount of the Loans being prepaid and the payment of the Early Prepayment Fee and Exit Fee, in each case, if applicable, such that the full amount payable with respect to such mandatory prepayment is paid with such unused balance of Net Cash Proceeds.

(c)

Early Prepayment Fee. Without limiting the foregoing, whenever any Amortization Payment is made pursuant to Section 3.1(a), any prepayment of Loans is made hereunder pursuant to Section 3.3(a) or Section 3.3(b) or otherwise, whether voluntary, involuntary, mandatory, as a result of a Default, acceleration or otherwise, or any other repayment, prepayment or cancellation of Loans is made or occurs at any time prior to the Maturity Date, an Early Prepayment Fee shall be payable in full in cash on the applicable Prepayment Date for such repayment, prepayment or cancellation, as the case may be.

(d)

Application. Proceeds of any payment or prepayment made pursuant to clauses (a) or (b) above shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash; provided that all such applications to Lenders shall be made in accordance with their respective Proportionate Shares:

(i)

first, to the payment of that portion of the Obligations payable to the Agent constituting fees, indemnities, costs, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.3);

(ii)

second, to the payment of that portion of the Obligations payable to the Lenders constituting fees (other than the Early Prepayment Fee and Exit Fee), indemnities, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.3) ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)

third, to the payment of any Early Prepayment Fee and Exit Fee then due and payable; owing;

(iv)

fourth, to the payment of any accrued and unpaid interest then due and

(v)

fifth, to the payment of unpaid principal of the Loans;

(vi)

sixth, to the payment in full of all other Obligations then due and payable to the Agent and the Lenders, ratably among them in accordance with their respective Proportionate Shares, to the extent such Obligations are payable to them; and

(vii)

seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

SECTION 4
PAYMENTS, ETC.

4.1

Payments.

(a)

Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, by wire transfer of immediately available funds, without deduction, set off or counterclaim, to the Agent, for the account of the respective Lenders to which such payment is owed, to the Deposit Account of the Agent designated by the Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b)

Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.3(d) above.

(c)

Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.2

Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.3

Set-Off.

(a)

Set-Off Generally. Upon the occurrence of any Event of Default, the Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set-off hereunder agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent, the Lenders and each of their Affiliates under this Section 4.3 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b)

Exercise of Rights Not Required. Nothing contained in Section 4.3(a) shall require the Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Obligor.

(c)

Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Agent or any Lender, or the Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5
YIELD PROTECTION, ETC.

5.1

Additional Costs.

(a)

Changes in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or other Recipient or shall impose on a Lender (or its lending office) or other Recipient any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender or other Recipient under this Agreement or any other Loan Document, or subject any Lender or other Recipient to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender or other Recipient within five (5) Business Days after demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)

Change in Capital Requirements. If a Lender shall have reasonably determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender within five (5) Business Days after demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)

Notification by Lender. Each Lender shall promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.1. Before giving any such notice pursuant to this Section 5.1(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.1, setting forth in reasonable detail the computation of the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d)

Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)

Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.1, regardless of the date enacted, adopted or issued.

5.2

Illegality. Notwithstanding any other provision of this Agreement, if, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the reasonable opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price applicable on such Prepayment Date in accordance with Section 3.3(a).

5.3

Taxes.

(a)

Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the reasonable discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. No Obligor is required to make an increased payment to a specific Lender (i.e., without prejudice to the rights of all other Lenders hereunder) under this clause (a) or to make an increased interest payment in accordance with Section 3.2(f) in connection with the deduction of Swiss Withholding Tax:

(i)

if the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule have been breached as a direct consequence of such Lender (A) not complying with its obligations under Section 14.5 or (B) having acquired any rights pursuant to Section 14.5 against Borrower as a result of such breach; or

(ii)

if the payment could have been made to such Lender without a tax deduction or withholding, provided such Lender misrepresented its status under Section 5.3(f), other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority; or

(iii)

if and to the extent Borrower is able to demonstrate that the payment could have been made to such Lender with a smaller or without a tax deduction had such Lender complied with its obligations under Section 3.2(f).

(b)

Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent or each Lender, timely reimburse it for the payment of any Other Taxes.

(c)

Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d)

Indemnification by the Obligors. The Borrower and each other Obligor each hereby jointly and severally agrees to indemnify, hold harmless and reimburse each Recipient, within three (3) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e)

Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.5(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (e).

(f)

Status of Lenders.

(i)

Each Lender which is a party to this Agreement as of the Closing Date confirms that it is a Swiss Non-Qualifying Bank counting as one (1) single creditor for purposes of Sections 5.3(f), 7.24 and 8.19.

(ii)

Each Lender which becomes a party to this Agreement after the Closing Date shall indicate in the Assignment and Assumption, for the benefit of the Agent and without liability to any Obligor, whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank and, in such case, that it counts as one (1) single creditor only for purposes of Sections 5.3(f), 7.24 and 8.19.

(iii)

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. federal withholding Taxes, such Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender, if reasonably requested by the Borrower or the Agent shall deliver such other documentation prescribed by applicable Law as reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.3(f)(iv)(A), (iv)(B), and (iv)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iv)

Without limiting the generality of the foregoing, if the Borrower is a U.S. Person:

(A)

any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN- E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)

executed copies of IRS Form W-8ECI (or successor form);

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by such applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g)

Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.3 (including by the payment of additional amounts pursuant to this Section 5.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.3(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)

Survival. Each party’s obligations under this Section 5.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

5.4

Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.1 or Section 5.3, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole, reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.1 or this Section 5.4, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

5.5

Compensation for Losses. In the event of the payment of any principal of any Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) Business Days after receipt thereof.

SECTION 6
CONDITIONS PRECEDENT

6.1

Conditions to the Borrowing of the Loan. The obligation of the Initial Lender to make the Loan on the Closing Date shall be subject to (i) the execution and delivery of this Agreement by the parties hereto, (ii) the delivery of a Borrowing Notice as required pursuant to Section 2.2, (iii) the delivery of a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of the Loan, and (iv) the prior or concurrent satisfaction (or waiver thereof by the Agent) of each of the conditions precedent set forth below in this Section 6.1.

(a)

Secretary’s Certificate, Etc. The Agent shall have received from each Obligor party to a Loan Document on the Closing Date:

(i)

a copy of a good standing certificate or the equivalent thereof, dated a date reasonably close to the Closing Date, for each such Person and

(ii)

a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to:

(A)

resolutions of each such Person’s Board or shareholders (if applicable) then in full force and effect authorizing the execution, delivery and performance of each Loan Document and the Transactions, to be executed and delivered by such Person;

(B)

the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person; and

(C)

true and complete copies of each Organic Document of such Person and copies thereof;

which certificates shall be in form and substance reasonably satisfactory to the Agent and upon which the Agent and the Lenders may conclusively rely until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(b)

Information and Collateral Certificate. The Agent shall have received a fully completed Information and Collateral Certificate, in form and substance reasonably satisfactory to the Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Parent, which is true and correct as of the Closing Date. All documents and agreements required to be appended to the Information and Collateral Certificate, if any, shall be in form and substance reasonably satisfactory to the Agent and the Lenders, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(c)

Closing Date Certificate. The following statements shall be true and correct, and the Agent shall have received a certificate, dated as of the Closing Date and in form and substance reasonably satisfactory to the Agent, duly executed and delivered by a Responsible Officer of the Borrower certifying that: (i) both immediately before and immediately after giving effect to the Borrowing on the Closing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the Borrowing of the Loan, or the consummation of any Transactions contemplated to occur on the Closing Date, and (ii) all of the conditions set forth in this Section 6.1 have been satisfied (or waived in writing by the Agent). All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.1(c), if any, shall be in form and substance reasonably satisfactory to the Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(d)

Delivery of Notes. To the extent requested by any Lender, the Agent shall have received a Note in favor of each Lender evidencing such Lender’s Loan, duly executed and delivered by a Responsible Officer of the Borrower.

(e)

Financial Information, Etc. The Agent shall have received:

(i)

audited consolidated financial statements of the Parent and its Subsidiaries for the fiscal year ended December 31, 2023, in form reasonably satisfactory to the Agent; and

(ii)

unaudited consolidated balance sheets of the Parent and its Subsidiaries for each fiscal quarter ended on or after September 30, 2024 and at least twenty (20) Business Days prior to the Closing Date, together with the related consolidated statement of operations, shareholders’ equity and cash flows for each such fiscal quarter.

(f)

Minimum Liquidity Covenant Compliance. The Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the Borrowing on the Closing Date, the Borrower will be in compliance with the covenant set forth in Section 10.1.

(g)

Insurance. The Agent shall have received:

(i)

certificates of insurance (or the equivalent in any non-U.S. jurisdiction) evidencing that the insurance required to be maintained pursuant to Section 8.5 is in full force and effect, together with endorsements (or the equivalent in any non-U.S. jurisdiction) naming the Agent, for the benefit of the Lenders, as additional insured and loss payee thereunder, in each case, in form and substance reasonably satisfactory to the Agent; and

(ii)

copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Agent, required to be maintained pursuant to Section 8.5.

(h)

Solvency. The Agent shall have received a solvency certificate substantially in the form of Exhibit I, duly executed and delivered by the chief financial or accounting Responsible Officer of the Parent and the Borrower, dated as of the Closing Date, in form and substance satisfactory to the Agent.

(i)

Security Documents. The Agent shall have received executed counterparts of all Security Documents of all Obligors, each dated as of the date hereof, duly executed and delivered by each such Obligor, together with:

(i)

all deliverables due on the date hereof regarding the Swiss Security Documents;

(ii)

delivery of all certificates (in the case of Equity Interests that are certificated securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by the Parent and each Subsidiary that are required to be pledged under such Security Documents, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Agent and the Lenders that the security interest required to be pledged therein under such Security Documents has been transferred to and perfected by the Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the NY UCC and all Laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(iii)

financing statements naming each Obligor as a debtor and the Agent as the secured party, or other similar instruments, registrations, or documents, in each case suitable for filing, filed under the UCC (or equivalent Law) of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Liens of the Secured Parties pursuant to such Security Documents;

(iv)

UCC-3 termination statements, as may be necessary to release all Liens (other than Permitted Liens) and other rights of any Person in any Collateral described in the Security Documents previously granted by any Person; and

(v)

all Short-Form IP Security Agreements, Real Property Security Documents and any other agreement, document or instrument required to be provided under any Security Document, duly executed and delivered by the applicable Obligors.

(j)

Warrant Certificate. The applicable Lenders (or their nominated Affiliates) shall have received an executed counterpart of a penny warrant to purchase common shares of the Parent issued under the Parent’s existing capital band as of the date of this Agreement, duly executed and delivered by the Parent.

(k)

Lien Searches. The Agent shall be satisfied with Lien searches (to the extent available in the relevant jurisdiction) regarding the Obligors and their Subsidiaries made within thirty (30) days prior to the Closing Date.

(l)

Opinions of Counsel. The Agent shall have received one or more legal opinions, dated as of the Closing Date and addressed to the Agent and the Lenders, from one or more independent legal counsel to the Parent and its Subsidiaries and if necessary, other legal counsel satisfactory to the Agent, in each case, in form and substance reasonably satisfactory to the Agent.

(m)

Material Adverse Change. Since December 31, 2023, no Material Adverse Change shall have occurred.

(n)

Anti-Terrorism Laws. The Agent shall have received, as applicable, all documentation and other information is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(o)

Subordination Agreements. The Agent shall have received each Subordination Agreement (other than a Subordination Agreement in respect of the Permitted Employee Loans), each in form and substance satisfactory to the Agent and its counsel.

(p)

All Other Loan Documents. The Agent shall have received all other Loan Documents in form and substance satisfactory to the Agent and its counsel, and the Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Agent and its counsel may reasonably request.

(q)

Satisfactory Legal Form. All documents (including all Loan Documents), including any attachments or appendices thereto, executed, delivered or submitted pursuant hereto by or on behalf of the Parent or any of its Subsidiaries shall be reasonably satisfactory in form and substance to the Agent and its counsel, and the Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Agent or its counsel may reasonably request.

(r)

Governmental Approvals and Third Party Consents. The Agent shall have received evidence that the Parent and its applicable Subsidiaries have obtained all Governmental Approvals and third party permits, licenses, approvals and consents necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or, except as would not reasonably be expected to result in a Material Adverse Effect, the operation and conduct of its business and ownership of its properties.

(s)

Commitment Fee, Administration Fee, Other Fees, Expenses, Etc. The Agent shall have received for its account and the account of each Lender, as applicable, the Commitment Fee, the initial Administration Fee, and all other fees, costs and expenses due and payable pursuant to the Summary of Terms, the Fee Letter and Section 14.3, including all closing costs and fees and all unpaid reasonable expenses of the Agent and the Lenders incurred in connection with the Transactions (including the Agent’s legal fees and expenses) in excess of the Expense Deposit.

SECTION 7
REPRESENTATIONS AND WARRANTIES

The Obligors hereby jointly and severally represent and warrant to the Agent and each Lender that:

7.1

Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, to own or lease its assets and carry on its business as now being or as reasonably anticipated to be conducted, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.2

Authorization; Enforceability. Each Transaction to which an Obligor or any of its Subsidiaries is a party (or to which it or any of its assets or properties is subject) is within such Person’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of Equity Interests. This Agreement and each other Loan Document to which an Obligor or any of its Subsidiaries is a party has been duly executed and delivered by each such Person and constitutes, and each other Loan Document to which any such Person is a party when executed and delivered by such Person, will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

7.3

Governmental and Other Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by any Obligor or any of its Subsidiaries of any Loan Document to which it is a party, except for filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents. The execution, delivery and performance by each Obligor and each of its Subsidiaries of each Loan Document to which it is a party, and the Transactions, will not (i) violate or conflict with any Law, (ii) violate or conflict with any Organic Document of any such Person, (iii) violate or conflict with any Governmental Approval of any Governmental Authority, (iv) violate or result in a default under any Material Agreement binding upon the Parent or any of its Subsidiaries or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Parent or any of its Subsidiaries.

7.4

Financial Statements; Material Adverse Change.

(a)

Financial Statements. The Parent has heretofore furnished to the Agent and the Lenders certain consolidated financial statements as provided for in Section 6.1(e). Such financial statements and all other financial statements delivered by the Parent to the Agent or the Lenders (whether prior to the Closing Date, pursuant to Section 8.1 or otherwise) present fairly, in all material respects, the consolidated financial condition and results of operations, cash flows and shareholders’ equity of the Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.1(b). Neither the Parent nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b)

No Material Adverse Change. Since December 31, 2023, there has been no Material Adverse Change.

7.5

Properties.

(a)

Property Generally. With respect to all real and personal assets and properties of the Parent and each of its Subsidiaries (other than Intellectual Property which is covered in clause (b) below), the Parent and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all such real and personal assets and properties, whether tangible or intangible, subject only to Permitted Liens and except as could not reasonably be expected to (i) interfere with its ability to conduct its business as currently conducted or to utilize such assets and properties for their intended purposes in any material respect, including in connection with Product Development and Commercialization Activities, or (ii) prevent or interfere with the ability of the Parent or any of its Subsidiaries to conduct its Product Development and Commercialization Activities in the ordinary course in any material respect.

(b)

Products. Schedule 7.5(b) contains a complete and accurate list and description (in reasonable detail) of all Products (set forth on an Obligor-by-Obligor or Subsidiary-by- Subsidiary basis, as the case may be).

(c)

Intellectual Property.

(i)

Schedule 7.5(c)(i) contains, with respect to the Parent and each of its Subsidiaries (set for forth on a Person-by-Person basis):

(A)

a complete and accurate list of all applied for, issued or registered Patents owned by or licensed to the Parent or any of its Subsidiaries, including the jurisdiction and patent number;

(B)

a complete and accurate list of all applied for, issued or registered Trademarks owned by or licensed to the Parent or any of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C)

a complete and accurate list of all applied for or registered Copyrights owned by or licensed to the Parent or any of its Subsidiaries.

(ii)

Schedule 7.5(c)(ii) contains a list of any Intellectual Property of the Parent and each of its Subsidiaries that is in-licensed by the Parent or any of its Subsidiaries from a third party (other than inbound license agreements in the nature of over the counter software commercially available to the public and entered into in the ordinary course of business). Each such in-licensing arrangement is subject to a license agreement or similar Contract that is in full force and effect, there are no unpaid fees or royalties (or similar payment obligations) payable by the Parent or any of its Subsidiaries currently past due beyond any period of grace thereunder and there is no currently outstanding material breach or default outstanding under any such licensing agreement or other Contract.

(iii)

With respect to all Intellectual Property listed on Schedule 7.5(c), other than any such Intellectual Property listed on Schedule 7.5(c)(ii), the Parent or one of its Subsidiaries, as applicable, is the absolute registered beneficial owner of all right, title and interest in and to all such Intellectual Property, with no breaks in chain of title and with good and marketable title, free and clear of any Liens (other than Permitted Liens) or Claims and the Parent or such Subsidiary, as the case may be, has the right to exercise its rights under such Intellectual Property in the ordinary course of its Product Development and Commercialization Activities as currently conducted and as reasonably anticipated to be conducted (subject to any necessary Governmental Approvals). Without limiting the foregoing, and except as set forth on Schedule 7.5(c)(iii):

(A)

other than as set forth on Schedule 7.5(c)(iii)(A), the use by the Parent or any of its Subsidiaries of any of its respective Material Intellectual Property in the ordinary course of such Person’s businesses (including in connection with Product Development and Commercialization Activities) does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Material Intellectual Property of any other Person;

(B)

other than as set forth on Schedule 7.5(c)(iii)(B), (1) there are no pending or, to the Parent’s knowledge, threatened Claims against the Parent or any of its Subsidiaries relating to any Material Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; and (2) neither the Parent nor any of its Subsidiaries have received any notice from, or Claim by, any other Person asserting that the Product Development and Commercialization Activities of the Parent or any of its Subsidiaries, or the use of any Material Intellectual Property by the Parent or any of its Subsidiaries, infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any Intellectual Property of any such other Person, in each case, in any material respect, which has not been finally resolved;

(C)

to the Parent’s knowledge, no Material Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Parent; neither the Parent nor any of its Subsidiaries has put any other Person on notice of actual or potential infringement, violation or misappropriation of any such Material Intellectual Property, and neither the Parent nor any of its Subsidiaries has initiated the enforcement of any Claim in respect of any of the foregoing against any Person with respect to any such Material Intellectual Property;

(D)

all relevant current and former employees and contractors of the Parent and each of its Subsidiaries have executed written confidentiality and have either entered into or are obligated to enter into) invention assignment Contracts with the Parent or such Subsidiary, as applicable, that irrevocably assign to the Parent or such Subsidiary, as applicable, or its designee all rights of such employees and contractors to any Inventions constituting Material Intellectual Property relating to all Product Development and Commercialization Activities of the Parent and its Subsidiaries as currently conducted and reasonably anticipated to be conducted; and

(E)

without limiting clause (D) above, the Parent and each of its Subsidiaries has taken all other reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property comprised of trade secrets or information of a proprietary or confidential nature.

(iv)

Each of the Parent and its Subsidiaries license or otherwise own or hold rights to all Intellectual Property necessary to conduct their current and currently reasonably anticipated Product Development and Commercialization Activities (subject to any necessary Governmental Approvals).

7.6

No Actions or Proceedings.

(a)

Litigation. Except as specified on Schedule 7.6(a), there is no litigation, investigation or proceeding pending or, to the knowledge of the Parent, threatened in writing, with respect to the Parent or any of its Subsidiaries by or before any Governmental Authority or arbitrator that (i) could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (ii) involves this Agreement, any other Loan Document or any of the Transactions.

(b)

Environmental Matters. The operations and property of the Parent and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect.

(c)

Labor Matters. There are no strikes, lockouts or other material labor disputes against the Parent or any of its Subsidiaries or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries, and no material unfair labor practice complaint is pending against the Parent or any of its Subsidiaries or, to the knowledge of the Parent, threatened against any of them before any Governmental Authority. Except as set forth on Schedule 7.6(c), neither the Parent nor any of its Subsidiaries is a party to any collective bargaining agreements or similar Contracts, no union representation exists on any facilities of the Parent or any of its Subsidiaries and neither the Parent nor any of its Subsidiaries has any knowledge of any union organizing activities that are taking place.

7.7

Compliance with Laws, Governmental Approvals, etc.

(a)

The Parent and each of its Subsidiaries are in compliance in all material respects with all applicable Laws binding upon it or its property or businesses. No Default has occurred and is continuing, or will occur as a result of Borrowing hereunder.

(b)

The Parent and each of its Subsidiaries holds, and will continue to hold, either directly or through licensees or agents, all Governmental Approvals, necessary or required for the Parent and each of its Subsidiaries to conduct their respective operations and businesses in the manner currently and as currently reasonably anticipated to be conducted, including their Product Development and Commercialization Activities.

(c)

Without limiting the generality of Section 7.7(a) above, the Parent and each of its Subsidiaries is in compliance, in all material respects, with all applicable Governmental Approvals, and none of the Parent nor any of its Subsidiary have received written notice from any Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any material violation) of any applicable Laws, and no such investigation, inspection, audit or other proceeding involving allegations of any such material violation has been, to the knowledge of such Obligor or any Subsidiary, threatened in writing.

(d)

Neither the Parent nor any of its Subsidiaries is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with, or imposed by, any Governmental Authority.

(e)

Without limiting the generality of Section 7.7(a) above, the Parent and each of its Subsidiaries has obtained and holds in full force and effect all material Governmental Approvals related to any manufacturing, laboratory, testing or similar facilities used by or on behalf of the Parent or any such Subsidiaries in the ordinary course.

7.8

Taxes. The Parent and each of its Subsidiaries has timely (giving effect to any permitted extensions) filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.9

Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Parent or any of its Subsidiaries to the Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) or in connection with any of the Transactions, taken as a whole, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being acknowledged that such projections are subject to change and that actual results may differ from such projected results and such differences may be material.

7.10

Investment Company Act and Margin Stock Regulation.

(a)

Investment Company Act. Neither the Parent nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b)

Margin Stock. Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

7.11

Solvency. The Parent and its Subsidiaries, on a consolidated basis, are, and, immediately after giving effect to the Borrowing and the use of proceeds of the Loan, will be Solvent. Each Subsidiary Guarantor is and, immediately after giving effect to the Borrowing and the use of proceeds of the Loan, will be Solvent.

7.12

Equity Holders, Subsidiaries and Other Investments.

(a)

Set forth on Schedule 7.12(a) is a complete and correct list of all holders of Equity Interests of the Parent after giving effect to the issuance of the Warrant Certificates hereunder, setting forth the name of such holder, the series or class of Equity Interest of the Parent held by such holder, and the fully diluted percentage ownership of the Parent beneficially held by such holder.

(b)

Set forth on Schedule 7.12(b) is a complete and correct list of all direct and indirect Subsidiaries of the Parent. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in Schedule 7.12(b), and the percentage ownership by the Parent of each such Subsidiary thereof is as shown in Schedule 7.12(b).

(c)

Set forth on Schedule 7.12(c) is a complete and correct list of all other Equity Interests owned or held by the Parent or any of its direct or indirect Subsidiaries in any Person that does not qualify as a direct or indirect Subsidiary of the Parent. Schedule 7.12(c) also sets forth, in reasonable detail, the type of Equity Interest held by each Obligor in such other Person and the fully-diluted percentage ownership held beneficially by the Parent or one or more of its Subsidiaries, as the case may be, in such other Person.

7.13

Continuing Secured Indebtedness; Priority of Obligations. Set forth on Schedule 7.13 is a complete and correct list of all Indebtedness of the Parent and each of its Subsidiaries outstanding as of the date hereof that (i) will remain outstanding immediately after the making of the Loans and the application of proceeds therefrom on the Closing Date and (ii) is secured by a Lien on assets or properties of the Parent or any of its Subsidiaries, describing, in reasonable detail, the assets or properties (and the locations thereof) secured by any such Lien. Except as set forth on Schedule 7.13, no other Indebtedness of the Parent or any of its Subsidiaries is secured by a Lien. Except as set forth on Schedule 7.13, neither the Parent nor any Subsidiary is party to any Contract that would require the subordination of (or have the effect of subordinating) any monetary Obligation arising hereunder or any other Loan Document to any other Indebtedness

7.14

Material Agreements. Set forth on Schedule 7.14 is a complete and correct list, of each Material Agreement (including any such Contract creating or evidencing Material Intellectual Property or Material Indebtedness). Accurate and complete copies of each Contract disclosed on such schedule have been made available to the Agent. All such Material Agreements are in full force and effect without material modification from the form in which the same were disclosed to the Agent. Except as set forth on Schedule 7.14, none of the Obligors nor any of their Subsidiaries is in default under any such Material Agreement, and none of the Obligors has knowledge of any default by any counterparty to such Material Agreement and there are no pending or, to any Obligor’s knowledge, threatened in writing Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Material Agreements, including any Claims of breach or default under any such Material Agreements.

7.15

Restrictive Agreements. Except as set forth on Schedule 7.15, neither the Parent nor any of its Subsidiaries are subject to any Restrictive Agreement, except those permitted under Section 9.10.

7.16

Real Property. Except as set forth on Schedule 7.16, neither the Parent nor any of its Subsidiaries own or lease (as tenant thereof) any real property.

7.17

Pension Matters. Schedule 7.17 sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans of the Parent and its Subsidiaries. Each such Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other applicable Law so qualifies. Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan and Foreign Pension Plan of the Parent and its Subsidiaries is in compliance with all applicable provisions of ERISA, the Code or other applicable Law, there are no existing or pending or, to the knowledge of the Parent, threatened Claims (other than routine claims for benefits in the normal course of business), sanctions, actions, lawsuits or other proceedings or investigation involving any such Benefit Plan to which the Parent or any of its Subsidiaries thereof incurs or otherwise has or could reasonably be expected to have an obligation or any liability or Claim and no such ERISA Event is reasonably expected to occur. The Parent and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and none of the Obligors, nor any of their Subsidiaries nor any of their ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. No ERISA Event has occurred or is reasonably expected to occur in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No such ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18

Transactions with Affiliates. Except as set forth on Schedule 7.18, neither the Parent nor any of its Subsidiaries is a party to any transaction or other arrangement (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate that, after giving effect to the Closing Date, would not be permitted pursuant to Section 9.9.

7.19

Sanctions. Neither the Parent nor any of its Subsidiaries, nor, to the knowledge of the Parent, any of their respective directors, officers or employees nor, to the knowledge of the Parent, any agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (since April 24, 2019) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation of or subject to an investigation relating to Sanctions. Neither the Loan, nor the proceeds of the Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Agent, the Lenders and their Affiliates) of Sanctions.

7.20

Anti-Corruption. Neither the Parent nor any of its Subsidiaries, nor, to the knowledge of the Parent, any of their respective directors, officers or employees, agents or other Persons acting on behalf of any of the foregoing, directly or indirectly, have (i) violated or is in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.21

Deposit and Disbursement Accounts. Schedule 7.21 contains a list of all banks and other financial institutions at which the Parent or any of its Subsidiaries maintains Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes, or other similar accounts, whether within or outside the U.S., and such Schedule correctly identifies the name and address of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.22

Internal Controls. The Parent acknowledges that its management is responsible for the preparation and fair presentation in all material respects of the financial statements of the Parent and each of its Subsidiaries provided to the Agent and the Lenders pursuant to 8.1(a), 8.1(b) and 8.1(c), in each case, in accordance with GAAP. The Parent has, suitable for a company of its size and stage of development, designed, implemented and maintained internal controls relevant to the preparation and fair presentation in all material respects of financial statements in accordance with GAAP.

7.23

No COVID Loan. Each Swiss Obligor represents and warrants that it does not have any loan or other credit, guarantee or surety outstanding and has not been granted a non-refundable financial contribution or other financial support under, in connection with or related to any of the Swiss Federal Act on Loans with Joint and Several Surety due to the Coronavirus of December 18, 2020, as amended, the Swiss Federal Act on the Statutory Basis for Ordinances of the Federal Council to Overcome the Covid-19-Epidemic of September 25, 2020, as amended, and the Swiss Federal Ordinance on Hardship Measures for Enterprises in connection with the Covid-19-Epidemic of November 25, 2020, as amended.

7.24

Swiss Non-Bank Rules. Each of the Borrower and the Parent is compliant with the Swiss Non-Bank Rules at all times, provided that Borrower and the Parent, respectively, shall not be in breach of this representation if such numbers of creditors is exceeded solely as a direct result of:

(a)

one or more Lenders not complying with their obligations under Section 14.5 or having acquired any rights pursuant to Section 14.5 against Borrower or the Parent, respectively, as a result of such breach;

(b)

one or more Lenders did confirm that they were a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank counting as one (1) single creditor only for the purposes of the Swiss Non-Bank Rules but (i) never were a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank counting as one (1) single creditor only for the purposes of the Swiss Non-Bank Rules or (ii) have ceased to be a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank counting as one (1) single creditor only for the purposes of the Swiss Non-Bank Rules as a result of any reason attributable to such Lender(s), in each case, other than as a result of any change after the date it or they became a Lender under this Agreement in or in the interpretation, administration, or application of (A) any law or treaty, or any published practice or (B) concession of any relevant taxing authority; or

(c)

any of the confirmations made by an original Lender in Section 5.3(f)(i) or by a new Lender made in an Assignment and Assumption is incorrect.

For the purposes of this Section 7.24, the Borrower and the Parent shall assume that the aggregate number of Lenders and Participants which are Swiss Non-Qualifying Banks is ten (10) (irrespective of whether or not there are, at any time, any such Lenders).

7.25

Immaterial Subsidiaries. As of the date of this Agreement, each Subsidiary of the Parent set forth on Schedule 7.25 meets the requirements of an Immaterial Subsidiary under this Agreement.

SECTION 8
AFFIRMATIVE COVENANTS

The Obligors jointly and severally covenant and agree, for the benefit of the Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than the Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

8.1

Financial Statements and Other Information. The Parent shall furnish to the Agent (with sufficient copies for each Lender):

(a)

Within thirty (30) days after the end of each calendar month of each fiscal year ended after the Closing Date, (i) proof of the Borrower’s compliance with Section 10.1, which proof may be in the form of copies of one or more bank statements demonstrating such compliance, accompanied by a certification thereof from the chief financial officer of the Borrower and (ii) a consolidated balance sheet for the Parent and its Subsidiaries as of the end of such calendar month, and the related consolidated statements of income and cash flow for such calendar month, prepared and presented in a manner consistent with that of the financial statements as provided for in Section 6.1(e).

(b)

As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (including the last fiscal quarter) of each fiscal year, (i) a summary of Net Revenue generated during such fiscal quarter and (y) during the period of twelve (12) consecutive months ended as of such fiscal quarter, in each case set forth in reasonable detail; (ii) an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal quarter, (iii) the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for (x) such fiscal quarter and (y) the portion of the fiscal year through the end of such fiscal quarter, and (iv) a summary in reasonable detail of end-user volume and net sales by Product for such fiscal quarter. All information to be delivered pursuant to this clause (b) shall be (A) prepared in accordance with GAAP (as applicable), consistently applied, all in reasonable detail and, in the case of the items described in subclauses (ii) and (iii) above, setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, and (B) accompanied by a certificate of a Responsible Officer of the Parent stating that (1) the financial statements delivered pursuant to subclauses (ii) and (iii) above, fairly present in all material respects the financial condition of the Parent and its Subsidiaries as at such date and the results of operations of the Parent and its Subsidiaries for the period ended on such date, and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes, and (2) all other information delivered pursuant to this clause (b), to the knowledge of such Responsible Officer (after due inquiry), is true and correct in all material respects.

(c)

As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year (i) the audited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year, and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of a firm of independent certified public accountants of recognized national standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than to the extent arising from the scheduled Maturity Date occurring within one year of the date of such audit) or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidated financial statements, certified by a Responsible Officer of the Parent.

(d)

Together with the financial statements delivered pursuant to 8.1(b) and 8.1(c), a compliance certificate, delivered by the chief financial Responsible Officer of the Parent, as of the end of each applicable accounting period substantially in the form of Exhibit K (a “Compliance Certificate”), which shall contain a certification of the Parent indicating whether it has discussed with Schein in the most recently ended fiscal quarter or intends to discuss with Schein in the then current fiscal quarter or the following fiscal quarter, any amendments or other modifications to the Schein Documents or any changes to the commercial relationship between Schein and the Parent or any of its Subsidiaries, in each case, that could reasonably be expected to adversely affect the Parent or any of its Subsidiaries in any material respect.

(e)

As soon as available and in any event within thirty (30) days after the end of each fiscal quarter, evidence satisfactory to the Agent of Revenue Condition Satisfaction or notice that Revenue Condition Satisfaction has not occurred, as the case may be, with respect to such fiscal quarter.

(f)

As soon as available and in any event no later than ninety (90) days following the end of each fiscal year of the Parent, copies of an annual budget (or equivalent) for the Parent and its Subsidiaries, approved by the Parent’s Board, for the then current fiscal year, in form reasonably satisfactory to the Agent, accompanied by a certificate of the chief financial Responsible Officer of the Parent certifying (in his or her capacity as an officer of the Parent and not in his or her individual capacity) that (i) such budget was prepared by the Parent in good faith, (ii) the Parent had at the time of preparation of the budget, and at all times thereafter (including on and as of the date of delivery to the Agent of such budget) has continued to have, what the Parent in good faith believes is a reasonable basis for all of the assumptions contained in such budget and (iii) such budget was prepared in accordance with, and based upon, such assumptions.

(g)

Copies of all letters of representation signed by an Obligor to its auditors and, promptly upon receipt thereof, copies of all auditor reports delivered for each fiscal quarter.

(h)

Promptly after the same are released, copies of all press releases made in connection with events or circumstances that are or could reasonably be expected to be material to any Obligor.

(i)

Promptly, and in any event within five (5) Business Days after receipt thereof by the Parent or any of its Subsidiaries, copies of each notice or other correspondence received from any securities regulator, exchange authority or Regulatory Authority of which the Parent may become subject from time to time concerning any investigation or possible investigation or other similar inquiry by such agency regarding financial or other operational results or any Product Development and Commercialization Activities of the Parent or any such Subsidiary.

(j)

Promptly after the same are available, copies of each annual report, proxy or other financial statement or other report or communication sent to all the stockholders of the Parent or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which the Parent or any of its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which the Parent or any such Subsidiary, as applicable, may become subject from time to time.

(k)

Upon request of the Agent, the information regarding insurance maintained by the Parent and its Subsidiaries as required under Section 8.5.

(l)

Within five (5) days of delivery, copies of all statements, reports and notices (including board kits) made available to the Parent’s Board; provided that any such material may be redacted by the Parent to exclude information relating to the Lenders (including the Parent’s strategy regarding the Loans) and as necessary to preserve the attorney-client privilege.

(m)

Such other information respecting the operations, properties, business, liabilities or condition (financial and otherwise) of the Obligors and their Subsidiaries (including with respect to the Collateral) as the Agent or any Lender may from time to time reasonably request.

The Parent and the Borrower hereby acknowledge that the Agent or the Lenders may not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and the Agent, the Lenders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent and the Borrower covenant and agree that, for purposes of both this Section 8.1 and Section 8.2 below, after any time the Parent or any of its Subsidiaries becomes subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act, neither the Parent, the Borrower nor any Person acting on their behalf will provide, or become obligated to provide, the Agent or any Lender or their respective representatives or agents with any information that the Parent and the Borrower reasonably believe constitutes material non-public information, unless prior thereto, such receiving Person shall have confirmed to the Parent in writing that it consents to receive such information; provided that, notwithstanding the foregoing, the information required to be delivered pursuant to (i) clauses (a), (b), (c), (d), (g), (h), (i) and (k) of Section 8.1 and (ii) clauses (a), (f), (i), (j) and (k) of Section 8.2 shall be furnished and delivered to the Agent as provided herein whether or not such information qualifies as material non-public information. The Parent and the Borrower hereby acknowledge that the Agent and each Lender is relying on the foregoing covenant in effecting transactions in securities of the Parent.

8.2

Notices of Material Events. On or within five (5) Business Days (or such longer or shorter period as may be expressly set forth below or approved by the Agent) after any Responsible Officer of the Parent or any of its Subsidiaries first learns of or acquires knowledge with respect to any of the below events or circumstances, the Parent shall furnish to the Agent written notice thereof (prepared in reasonable detail).

(a)

The occurrence or existence of any Default or any event, circumstance, act or omission that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)

The occurrence of any event with respect to any property or assets of the Parent or any of its Subsidiaries resulting in a Loss aggregating $750,000 (or the Equivalent Amount in other currencies) or more.

(c)

Any Claim, action, suit, notice of violation, hearing, investigation or other proceedings pending, or to the Parent’s knowledge, threatened in writing against or affecting the Parent or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, whether made by a Governmental Authority or other Person that, if adversely determined, could reasonably be expected to result in a Loss of $750,000 (or the Equivalent Amount in other currencies) or more.

(d)

(i) On or prior to the date of any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know (A) that an ERISA Event has occurred or is reasonably expected to occur or (B) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect to either of the foregoing, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(e)

(i) The termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default, (ii) the occurrence of any breach or default under or in respect of any Material Agreement that could as result thereof, with notice, passage of time or both, result in a termination thereof, (iii) the receipt of notice from any counterparty to any Material Agreement of a breach thereunder that could result in a termination of such Material Agreement, or (iv) any material amendment to a Material Agreement (and a copy thereof) which materially increases the obligations of any party thereto or could otherwise reasonably be expected to be materially adverse to the interest of the Lenders. In the event that the Parent or any of its Subsidiaries enters into any new Material Agreement, the Parent shall update Schedule 7.14 to reflect such new Material Agreement and shall deliver the updated Schedule 7.14 (along with a copy of such Material Agreement) to the Agent within thirty (30) days after the end of the fiscal quarter during which such new Material Agreement is executed.

(f)

The reports and notices as required by the Security Documents.

(g)

Within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.1, notice of any material change in accounting policies or financial reporting practices by the Obligors.

(h)

Notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the Parent or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(i)

Any licensing agreement or similar arrangement entered into by the Parent or any of its Subsidiaries in connection with any infringement or alleged infringement by any of them of any Intellectual Property of another Person.

(j)

Concurrently with the delivery of financial statements under Section 8.1(b) or (c), notice of the creation, development or other acquisition of any Intellectual Property by the Parent or any of its Subsidiaries after the Closing Date and during such prior fiscal quarter or fiscal year, as the case may be, for which such financial statements were delivered, which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority.

(k)

Any change to the ownership of the Deposit Accounts, Securities Accounts and Commodity Accounts of any Obligor or any of its Subsidiaries by delivering to the Agent, a notice setting forth a complete and correct list of all such accounts as of the date of such change.

(l)

The Acquisition by the Parent or any of its Subsidiaries, in a single or series or related transactions, of any fee interest in any real property having a fair market value in excess of $250,000.

(m)

(x) Any amendment, waiver, other modification to, or notice received under, any Schein Note Document and (y) any material amendment, waiver, other modification to, or notice received under, the Schein Distribution Agreement (including as to any change to the exclusivity arrangements set forth in such Schein Documents).

Each notice delivered under this Section 8.2 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth a summary, prepared in reasonable detail, of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.2 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

8.3

Existence; Conduct of Business. The Obligors shall, and shall cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals necessary or material to its Product Development and Commercialization Activities.

8.4

Payment of Taxes, etc. The Obligors shall, and shall cause each of their Subsidiaries to, pay and discharge its obligations, including (i) all Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful Claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Parent or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all other lawful Claims which, if unpaid, would by Law become a Lien upon any properties or assets of the Parent or any of its Subsidiaries, other than any Permitted Lien.

8.5

Insurance. The Obligors shall, and shall cause each of their Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the reasonable request of the Agent, the Parent shall furnish to the Agent from time to time: (i) information as to the insurance carried by such Obligor and each of its Subsidiaries and, if so requested, copies of all such insurance policies and (ii) a certificate (or the equivalent in any non-U.S. jurisdiction, to the extent available) from the Parent’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. The Obligors shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.5 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the insured Person without at least thirty (30) days’ (or ten (10) days’ for nonpayment of premium) prior written notice to the Parent and the Agent. Receipt of notice of cancellation or modification of any such insurance policies or reduction of coverage or amounts thereunder shall entitle any Secured Party to renew any such policies, cause the coverage and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.5 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Parent (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.6

Books and Records; Inspection Rights. The Obligors shall, and shall cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries are made of all dealings and transactions in relation to its business and activities. The Obligors shall, and shall cause each of their Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and reasonably inspect its properties, to reasonably examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants, all at such reasonable times (but not more often than once per year unless an Event of Default has occurred and is continuing) as the Agent or the Lenders may reasonably request. The Obligors shall pay all reasonable costs and expenses of all such inspections.

8.7

Compliance with Laws and Other Obligations.

(a)

The Obligors shall, and shall cause each of their Subsidiaries to, (i) comply with all applicable Laws (including Environmental Laws), Regulatory Approvals and Governmental Approvals in all material respects and (ii) maintain in full force and effect all such Regulatory Approvals and Governmental Approvals, necessary in connection with (x) the execution, delivery and performance of the Loan Documents, (y) the consummation of the Transactions and (z) the operation and conduct by the Obligors and their Subsidiaries of their respective businesses as conducted from time to time (including any current Product Development and Commercialization Activities) and the ownership and operation of their respective properties.

(b)

With respect to the Products and all Product Development and Commercialization Activities, the Obligors shall, and shall cause each of their Subsidiaries to:

(i)

maintain in full force and effect all Regulatory Approvals, Contracts, Material Intellectual Property and other rights, interests or assets (whether tangible or intangible) necessary for the operations of such Obligor’s or such Subsidiary’s business, as the case may be, including any Product Development and Commercialization Activities as currently conducted or reasonably anticipated to be conducted;

(ii)

notify the Agent, promptly after learning of (x) any product recalls, safety alerts, reportable corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by an Obligor, any such Subsidiary or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or any Product Development and Commercialization Activities, or (y) any basis for undertaking or issuing any such action or item;

(iii)

maintain in full force and effect, and pay all costs and expenses relating to such maintenance of, all Material Intellectual Property owned or Controlled by an Obligor or any such Subsidiary that is used in and is necessary for the operations of the business of such Person, including Product Development and Commercialization Activities, and all Material Agreements;

(iv)

notify the Agent, promptly after learning thereof, of any material infringement or other material violation by any Person of any Obligor’s or any other Subsidiary’s Intellectual Property that is used in the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and aggressively pursue any such infringement or other violation, to the extent the Parent deems it commercially reasonable to do so;

(v)

use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property developed or Controlled by any Obligor or any other Subsidiary, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities;

(vi)

notify the Agent, promptly after learning thereof, of (x) any claim by any Person that the conduct of any Obligor’s or any such Subsidiary’s business (including any Product Development and Commercialization Activities) infringes any Intellectual Property of such Person (to the extent such claim would reasonably be expected to result in material liability to any Obligor), or (y) any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.7 to be incorrect in any material respect if such representation or warranty was to be made at the time such Subsidiary learned of such event, circumstance, act or omission.

8.8

Maintenance of Properties, Etc. The Obligors shall, and shall cause each of their Subsidiaries to, maintain and preserve all of its assets and properties, whether tangible or intangible, necessary or useful in the proper conduct of the Parent’s or such Subsidiary’s business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.9

Board Observation Rights.

(a)

Until satisfaction of the Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made), the Parent shall permit one individual representing the Lenders, who shall be appointed by the Agent, to attend and observe (but not vote) at all meetings of the Board of the Parent (as well as any committees thereof), whether in person, by telephone or otherwise as reasonably requested by such representative (each such meeting, a “Board Meeting”; and such representative, a “Board Observer”). The Parent shall notify the Board Observer in writing at least five (5) Business Days in advance (or, if a shorter notice period is reasonably necessary given the circumstances, as soon as possible and in all circumstances at least twenty-four (24) hours in advance) of (i) the date and time for each Board Meeting and (ii) the adoption of any resolutions or actions by any such Board or any committee thereof by written consent (describing, in reasonable detail, the nature and substance of such action). Concurrently with notice to the members of any such Board (or committee) of any such meeting, the Parent shall deliver or cause to be delivered to the Board Observer all notices and any material delivered to any members of such Board (or committee, if applicable) in connection with the applicable Board Meeting or action to be taken by written consent, including a draft of any material resolutions or actions proposed to be adopted by written consent. Prior to such meeting or adoption by written consent, the Board Observer shall be free to contact one or more members of the applicable Board or committee and discuss the pending actions to be taken. A Board (or committee, if applicable) may meet in executive session without the Board Observer present to the extent such Board or committee determines in good faith that the issue to be discussed at such session is not appropriate to be discussed with the Board Observer because (i) such issue directly involves the Loan Documents and discussion thereof would result in a conflict of interest with the Lenders with respect thereto or (ii) the discussion of such issue in the presence of the Board Observer would result in the loss of attorney-client privilege. The Board Observer may only be excluded from meetings or executive sessions to the extent the matter being discussed is of a type described in clauses (i) or (ii) above.

(b)

The Parent shall reimburse the Board Observer for its reasonable out-of-pocket expenses (including the cost of travel, meals and lodging) in connection with the Board Observer’s attendance of such Board Meetings in accordance with the Parent’s policies for reimbursement of directors.

8.10

Action under Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Obligors shall, and shall cause each of their Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, to restore their respective businesses, operations and properties to a condition in compliance with applicable Environmental Laws.

8.11

Use of Proceeds. The proceeds of the Loans shall be used only as provided in Section 2.4. Without limiting the foregoing, no part of the proceeds of the Loans shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12

Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)

Subsidiary Guarantors. Each of the Borrower and the Parent shall take such action from time to time as shall be necessary to ensure that (x) each of its Subsidiaries that is a party to this Agreement as of the date hereof will be and will remain an Obligor and Subsidiary Guarantor hereunder (except as otherwise permitted by Section 9.3), and (y) each of its other Subsidiaries, whether direct or indirect, now existing or hereafter created, will, within ten (10) Business Days of becoming a Subsidiary, become an “Obligor” and a “Subsidiary Guarantor” pursuant to this Section 8.12. Without limiting the generality of the foregoing, if any Obligor or any of its Subsidiaries forms or acquires any new Subsidiary (or if the Borrower elects to cause any Subsidiary that is not a Subsidiary Guarantor to become a Subsidiary Guarantor hereunder), then the Borrower and the Parent concurrently shall (unless otherwise agreed by the Agent in its sole discretion), within ten (10) Business Days of such event:

(i)

cause such Subsidiary to become an “Obligor” and a “Subsidiary Guarantor” hereunder and a “Subsidiary Party” under the Intercompany Subordination Agreement; and

(ii)

with respect to any such Subsidiary that is not an Immaterial Subsidiary:

(A)

cause such Subsidiary to become a “Grantor” (or the equivalent thereof) under the applicable Security Document;

(B)

take such action or cause such Subsidiary to take such action (including joining the Security Agreement or the applicable Security Documents and delivering certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements, and other instruments) as shall be deemed reasonably necessary or desirable by the Agent to create and perfect, in favor of the Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as Collateral security for the Obligations hereunder;

(C)

cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Agent, for the benefit of the Secured Parties, in respect of all outstanding issued Equity Interests of such Subsidiary for the purpose of creating and perfecting, in favor of the Agent, for the benefit of the Secured Parties, a valid and perfected first priority Lien on such Equity Interests; and

(D)

deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.1 or as the Agent shall have reasonably requested.

(b)

Further Assurances.

(i)

Each Obligor shall, and shall cause each of its direct or indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries) to take such action from time to time as shall reasonably be requested by the Agent to effectuate the purposes and objectives of this Agreement (including this Section 8.12) and the applicable Security Documents.

(ii)

In the event that any Obligor or any of its Subsidiaries holds or acquires any Intellectual Property or other assets or properties, such Obligor or any such Subsidiary shall take any action as shall be reasonably necessary to ensure that the provisions of this Agreement and the Security Agreement shall apply thereto and any such Intellectual Property or other assets or properties shall constitute part of the Collateral under the Security Documents.

(iii)

Without limiting the generality of the foregoing, within ten (10) Business Days following written request from the Agent, the Parent shall cause each Person that is required to be a Subsidiary Guarantor or an Obligor hereunder to take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments, and delivering certificated Equity Interests together with undated transfer powers executed in blank) as shall be reasonably requested by the Agent to create, in favor of the Secured Parties, a first priority perfected security interest and Lien in substantially all of the assets and property of such Person as Collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the applicable Security Documents.

(iv)

In the event that any Obligor or any of its Subsidiaries acquires any real property with a value in excess of the Materiality Threshold during the term of this Agreement, the Parent shall promptly notify the Agent and provide the Agent with a description of such real property, the Acquisition date thereof and the purchase price therefor. Upon the request of the Agent, such Obligor or any such Subsidiary shall execute and deliver a mortgage with respect to such acquired real property to secure the Obligations.

(c)

Costs and Benefits. Notwithstanding any term or provision of this Section 8.12 to the contrary, without limiting the right of the Agent or the Lenders to require a Lien or a security interest in the Equity Interests of, or Guaranty from, any newly acquired or created Subsidiary of any Obligor (or any Subsidiary of any Obligor that ceases to be an Immaterial Subsidiary), or a Lien or security interest on any assets or properties of any Obligor or any of its Subsidiaries, so long as no Event of Default has occurred and is continuing, the Parent may request in writing to the Agent that the Majority Lenders waive the requirements of this Section 8.12 to provide a Lien, security interest or Guaranty, as the case may be, due to the cost or burden thereof to the Obligors and their Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail. Upon receipt of any such written notice, the Agent shall review and consider such request in good faith and, within five (5) Business Days of receipt of such request, the Agent shall determine in their sole but commercially reasonable discretion, and notify the Parent of such determination, whether the Agent will grant such request for a waiver. With respect to any Subsidiary for which the requirement to provide a Lien, security interest or Guaranty, as the case may be, has been waived by the Agent in accordance with this Section 8.12(c), such waiver may be terminated by the Agent if it determines in its sole but commercially reasonable discretion that the cost or burden of providing such Lien, security interest or Guaranty is no longer unreasonably excessive relative to the benefits that would inure to the Secured Parties. If such waiver is terminated, such Subsidiary shall be required to comply with the requirements of this Section 8.12.

8.13

Termination of Non-Permitted Liens. In the event that an Obligor or any of its Subsidiaries shall obtain knowledge of, or be notified by the Agent or any Lender of the existence of, any outstanding Lien against any assets or properties of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.14

Intellectual Property.

(a)

In the event that an Obligor or any of its Subsidiaries creates, develops or acquires Intellectual Property during the term of this Agreement, it is the intent of the parties hereto that the provisions of the Loan Documents, to the extent applicable, shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such creation, development, or Acquisition (except that any representations or warranties of any Obligor shall apply to any such Intellectual Property only from and after the date, if any, subsequent to such Acquisition that such representations and warranties are brought down or made anew as provided herein). Promptly after such creation, development, or Acquisition of Intellectual Property that qualifies as Material Intellectual Property, the Parent shall give written notice thereof, in reasonable detail, to the Agent.

(b)

The Obligors shall, and shall cause each of their Subsidiaries (to the extent applicable) to, (i) promptly upon obtaining knowledge thereof, notify the Agent of any infringement or other violation by any Person of the Material Intellectual Property owned by any Obligor or any such Subsidiary, and, to the extent and in the manner reasonably and in good faith determined by the Board of the Parent to be commercially reasonable and otherwise in the best interests of the Obligors and their Subsidiaries, pursue such infringement or other violation, (ii) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property owned by any Obligor or any of its Subsidiaries, as the case may be, and (iii) promptly after obtaining knowledge thereof, notify the Agent of any written Claim by any Person that the conduct of the business of any Obligor or any of its Subsidiaries (including any Product Development and Commercialization Activities with respect to any Product) has infringed upon any Intellectual Property of another Person that could reasonably be expected to result in a Material Adverse Effect.

8.15

ERISA and Foreign Pension Plan Compliance. Each Obligor shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA or applicable Law with respect to any Plans or Foreign Pension Plans to which such Obligor or any such Subsidiary is a party as an employer, except as would not reasonably be expected to result in a Material Adverse Effect.

8.16

Cash Management.

(a)

Each Obligor shall, and shall cause each of its Subsidiaries to:

(i)

subject to Section 8.20(b), all Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts held by each Obligor and each of its Subsidiaries with a bank or financial institution (other than Excluded Accounts and such accounts that are located in Switzerland) that has executed and delivered to and in favor of the Agent an Account Control Agreement, in form and substance reasonably acceptable to the Agent (each such Deposit Account, Securities Account, Commodity Account, lockbox or similar account, a “Controlled Account”);

(ii)

maintain each such Controlled Account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor and each of its Subsidiaries (as the case may be) shall have granted a Lien and security interest to the Agent, for the benefit of the Secured Parties, over such Controlled Accounts;

(iii)

subject to Section 8.20(b), deposit promptly, and in any event no later than three (3) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into one or more Controlled Accounts;

(iv)

at any time after the occurrence of an Event of Default, at the request of the Agent, direct all payments constituting proceeds of accounts receivable to be directed into lockbox accounts pursuant to agreements in form and substance reasonably satisfactory to the Agent; and

(v)

in the event of any change to any Obligor’s ownership of any Deposit Account, Securities Account or Commodity Account, within five (5) Business Days of the occurrence of such change deliver written notice to the Agent (prepared in reasonable detail) of such change and the reason or circumstance causing such change.

(b)

Each Obligor shall, and shall cause each of its Subsidiaries, with respect to its accounts located in Switzerland, to deposit promptly, and in any event no later than three (3) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into a Controlled Swiss Bank Account.

(c)

Each Obligor shall, with respect to its accounts located outside the United States or Switzerland, deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests either (i) into a Controlled Account pursuant to Section 8.16(a) or a Swiss Bank Account pursuant to Section 8.16(b) or (ii) in an account located in such jurisdiction that is subject to first priority Lien in favor of the Secured Parties.

(d)

In no event shall any Subsidiary of the Parent that is not an Obligor hold cash in any bank or other account in excess of $100,000 in the aggregate for all such accounts at any time.

8.17

Litigation Cooperation. The Obligors shall, and shall cause each of their Subsidiaries to make reasonably available to the Agent, its (and its Subsidiaries’) officers, employees, agents, without expense to the Agent, books and records, to the extent that the Agent may deem them reasonably necessary to prosecute or defend against any third-party suit or proceeding instituted by or against the Agent or any Secured Party with respect to any Collateral, the subject of any Loan Document or relating to the Parent or any of its Subsidiaries.

8.18

Conference Calls. After delivery of the financial statements pursuant to Section 8.1(b) and Section 8.1(c), the Parent shall, upon request of the Agent, cause its chief financial officer (or its chief executive officer) to participate in conference calls with the Agent and the Lenders to discuss, among other things, the financial condition of each Obligor, details of any issues that are material that are raised by the Parent’s auditors (with respect to the financial statement delivered pursuant to Section 8.1(c)), and any financial or earnings reports; provided that such conference calls shall be held at reasonable times during normal business hours and, so long as no Event of Default has occurred and is continuing, not more frequently than once per fiscal quarter.

8.19

Swiss Non-Bank Rules. The Borrower shall at times during the term of this Agreement be compliant with the Swiss Non-Bank Rules at all times, provided that Borrower shall not be in breach of this covenant if such numbers of creditors is exceeded solely as a direct result of:

(a)

one or more Lenders not complying with their obligations under Section 14.5 or having acquired any rights pursuant to Section 14.5 against Borrower as a result of such breach;

(b)

one or more Lenders did confirm that they were a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank counting as one (1) single creditor only for the purposes of the Swiss Non-Bank Rules but (i) never were a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank counting as one (1) single creditor only for the purposes of the Swiss Non-Bank Rules or (ii) have ceased to be a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank counting as one (1) single creditor only for the purposes of the Swiss Non-Bank Rules as a result of any reason attributable to such Lender(s), in each case, other than as a result of any change after the date it or they became a Lender under this Agreement in or in the interpretation, administration, or application of (A) any law or treaty, or any published practice or (B) concession of any relevant taxing authority; or

(c)

any of the confirmations made by an original Lender in Section 5.3(f)(i) or by a new Lender made in an Assignment and Assumption is incorrect.

For the purposes of this Section 8.19, the Borrower shall assume that the aggregate number of Lenders and Participants which are Swiss Non-Qualifying Banks is ten (10) (irrespective of whether or not there are, at any time, any such Lenders).

8.20

Post-Closing Covenants.

(a)

No later than December 31, 2025 (or such later date as the Agent may agree in its sole discretion, including by email), the Parent shall, and shall cause each of its applicable Subsidiaries to (i) dissolve, wind up or merge with and into another Obligor (with such other Obligor being the surviving entity) each of SSB Marketing GmbH, a Swiss limited liability company and Swiss Beauty LTD, an Israeli limited liability company (collectively, the “Specified Entities”), (ii) distribute or otherwise transfer substantially all of the asset of each Specified Entity to the Borrower or another Obligor prior to the final dissolution (or merger) of such Specified Entity, and (iii) take any actions required under Section 8.12 and the applicable Security Documents in order to perfect, register and/or record the Liens or security interests in such assets transferred to the Borrower or other Obligor, as applicable, if any.

(b)

Within forty-five (45) days of the Closing Date (or such later date as the Agent may agree in its sole discretion, including by email), the Agent shall have received evidence satisfactory to it that all Deposit Accounts, Securities Accounts, Commodities Accounts, lockboxes or other similar accounts of each Obligor (other than Excluded Accounts) are Controlled Accounts or Controlled Swiss Bank Accounts, as applicable.

(c)

Within forty-five (45) days of the Closing Date (or such later date as the Agent may agree in its sole discretion), the Agent shall have received evidence that the Parent has validly created and registered with the competent commercial register, sufficient conditional capital to cover all shares in the Parent issuable under the Replacement Warrant Agreement (the “Conditional Share Capital”) and no later than two (2) days following the publication of the registration of the Conditional Share Capital in the Swiss Official Gazette of Commerce (SOGC), the applicable Lenders (or their nominated Affiliates) shall have received an executed counterpart of a new warrant certificate in the form of the Warrant Certificate amended to the extent required to reflect the Conditional Capital as underlying (the “Replacement Warrant Certificate”), duly executed and delivered by the Parent.

(d)

Within forty-five (45) days of the Closing Date (or such later date as the Agent may agree in its sole discretion, including by email), the Agent shall have received such collateral access, landlord waiver, and bailment agreements as are required to be delivered pursuant to the terms of the Security Agreement.

(e)

Within forty-five (45) days of the Closing Date (or such later date as the Agent may agree in its sole discretion, including by email), the Agent shall have received a Subordination Agreement in respect of the Permitted Employee Loans.

(f)

No later than February 6, 2026, the Agent shall have received evidence satisfactory to it that the Board of the Parent is composed of not less than five (5) members.

(g)

Within forty-five (45) days of the Closing Date (or such later date as the Agent may agree in its sole discretion), the Agent shall have received evidence that the Parent (applying commercially reasonable best efforts) has obtained waivers and undertakings, in form and substance acceptable to Agent, from as many shareholders of Parent as possible pursuant to which they (i) consent to the entering into the Credit Agreement, the Warrant Certificate and the Replacement Warrant Certificate, (ii) waive any advance subscription rights and/or pre-emptive rights in connection with the Credit Agreement, the Warrant Certificate and the Replacement Warrant Certificate and any shares in Parent issuable thereunder, as applicable, and (iii) undertake to agree to further actions required or useful for the issuance of the Warrant Certificate and the Replacement Warrant Certificate, as applicable, and the issuance of shares in the Parent thereunder, including the creation of the Conditional Share Capital or the approval of other capital increases.

SECTION 9
NEGATIVE COVENANTS

The Obligors jointly and severally covenant and agree, for the benefit of the Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than the Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

9.1

Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except for the following:

(a)

the Obligations;

(b)

Indebtedness existing on the Closing Date and set forth on Schedule 7.13 and Permitted Refinancings thereof;

(c)

Indebtedness of an Obligor owing to another Obligor; provided that, in each case, such Indebtedness shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(d)

Guaranties by an Obligor of the Indebtedness of another Obligor to the extent such Indebtedness is otherwise permitted hereunder; provided that any subrogation claims of any such guarantying Obligor shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(e)

Indebtedness qualifying as Capital Lease Obligations resulting from ordinary course of business equipment financing and leasing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, and (ii) the aggregate principal amount of such Indebtedness shall not exceed the Materiality Threshold at any time outstanding;

(f)

Indebtedness under Hedging Agreements permitted by Section 9.5(e);

(g)

Indebtedness assumed pursuant to any Permitted Acquisition; provided that (i) the aggregate amount of Indebtedness permitted pursuant to this Section 9.1(g) shall not exceed the Materiality Threshold at any time outstanding and (ii) no such Indebtedness shall have been created or incurred in connection with, or in contemplation of, such Permitted Acquisition;

(h)

Indebtedness in respect of any agreement providing for customary treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transfers, netting services, overdraft protections and other cash management and similar arrangements, in each case in the ordinary course of business;

(i)

advances or deposits from customers or vendors received in the ordinary course of business;

(j)

workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(k)

Indebtedness consisting of deferred obligations to pay insurance premiums solely in respect of insurance policies described in Section 8.5 insuring assets or businesses of any Obligor or any of its Subsidiaries that are written or arranged in such Person’s ordinary course of business and which are payable within one (1) year;

(l)

Indebtedness arising under the Schein Notes in an aggregate principal amount not to exceed $15,000,000 plus the amount of interest paid in kind in accordance with the Schein Notes in effect on the date of this Agreement;

(m)

Indebtedness arising under the Permitted Unsecured Notes; provided that, in each case, such Indebtedness shall be subordinated to the Obligations pursuant to a Subordination Agreement; and

(n)

Indebtedness arising under the Permitted Employee Loans; provided that, in each case, such Indebtedness shall be subordinated to the Obligations pursuant to a Subordination Agreement.

9.2

Liens. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien or security interest on any property or assets now owned or hereafter acquired by it or such Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following:

(a)

Liens securing the Obligations;

(b)

any Lien on any property or asset of any Obligor or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.13; provided that (i) no such Lien shall extend to any other property or asset of any Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)

Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s, lessor’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of any Obligor or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(d)

pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(e)

Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(f)

servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Obligor or any of its Subsidiaries;

(g)

with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Law; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any applicable Law, which, in the aggregate for clauses (i), (ii) and (iii) above, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Obligor or any of its Subsidiaries and (iv) leases or subleases in the ordinary course of business;

(h)

Liens securing Indebtedness permitted under Section 9.1(e); provided that such Liens are restricted solely to the collateral permitted to be secured by Section 9.1(e);

(i)

Liens securing Indebtedness permitted under Section 9.1(g); provided that (i) such Lien is not created in contemplation of or in connection with the applicable Permitted Acquisition, (ii) such Lien shall not apply to any other property or assets of any Obligor or any of its Subsidiaries other than the property or assets being acquired pursuant to such Permitted Acquisition, and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(j)

bankers’ Liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(k)

(i) licenses (or equivalents) entered into in the ordinary course of business by any Obligor or any of its Subsidiaries, and (ii) with respect to any such license (or equivalent), any customary and ordinary course interest or title of any third party licensor, licensee, sublicensee or similar party thereto with respect to any assets or other interests that are the subject of such license (or equivalent) in each case permitted pursuant to Section 9.17; and

(l)

Liens securing Indebtedness permitted under Section 9.1(l); provided that such Liens are restricted solely to the Schein Collateral.

Any term or provision of this Section 9.2 to the contrary notwithstanding, no Lien otherwise permitted under any of the foregoing clauses (b) through (j) or (l) shall apply to any Material Intellectual Property.

9.3

Fundamental Changes, Acquisitions, Etc. The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (except in a transaction constituting a Qualified IPO), (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any Disqualified Equity Interests, (iv) effect any Public Offering other than a Qualified IPO, or (v) other than Permitted Acquisitions, make any Acquisition, except for the following (in each case to the extent that no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom):

(a)

the merger, amalgamation or consolidation of any Subsidiary with or into any Obligor; provided that with respect to any such transaction involving the Borrower or the Parent, the Borrower or the Parent, as the case may be, must be the surviving or successor entity of such transaction and with respect to any such transaction involving any Obligor and a Subsidiary that is not an Obligor, the Obligor must be the surviving or successor entity of such transaction;

(b)

the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor; and

(c)

the sale, transfer or other disposition of the Equity Interests of any Subsidiary to any Obligor.

9.4

Lines of Business. The Obligors shall not, and shall not permit any of their Subsidiaries to, engage in any business other than the business engaged in on the Closing Date by such Persons or a business reasonably related thereto and reasonable extensions thereof.

9.5

Investments. The Obligors shall not, and shall not permit any of their Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments, except for the following:

(a)

Investments outstanding on the Closing Date and identified on Schedule 9.5;

(b)

operating Deposit Accounts, Securities Accounts or Commodity Accounts with banks or financial institutions that are Controlled Accounts;

(c)

extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)

cash and Permitted Cash Equivalent Investments in Controlled Accounts;

(e)

Hedging Agreements entered into in any Obligor’s or any of its Subsidiaries’ ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes); provided that the aggregate notional amount for all such Hedging Agreements is not in excess of the Materiality Threshold outstanding at any time;

(f)

Investments consisting of security deposits with utilities and landlords to secure office space and other like Persons made in the ordinary course of business;

(g)

employee loans, travel advances and guarantees in accordance with the Parent’s usual and customary practices with respect thereto (if permitted by applicable Law) which in the aggregate shall not exceed $250,000 outstanding at any time (or the Equivalent Amount in other currencies);

(h)

Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(i)

Investments in the form of Indebtedness owing by an Obligor or any of its Subsidiaries to such Obligor or any such Subsidiary, to the extent such Indebtedness is permitted pursuant to Section 9.1;

(j)

Permitted Acquisitions; and

(k)

Investments in Subsidiaries that are not Subsidiary Guarantors and joint ventures; provided that all such Investments made pursuant to this clause (k) shall not exceed $1,000,000 in the aggregate since the Closing Date.

9.6

Restricted Payments. The Obligors shall not, and shall not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a)

dividends with respect to the Parent’s Equity Interests payable solely in shares of its Qualified Equity Interests;

(b)

dividends paid by any Obligor to any Obligor;

(c)

upon the death, incapacity or termination of any present or former officer, director or employee that is a holder of Qualified Equity Interests of the Parent or the exercise of a right of first refusal or similar right in respect of any such holder, the Parent may repurchase such Qualified Equity Interests of such holder or such holder’s family, trusts, estates and heirs pursuant to stock repurchase agreements in an amount not to exceed $500,000 in the aggregate per fiscal year;

(d)

the payment by an Obligor or any of its Subsidiaries of cash in lieu of the issuance of fractional shares to the extent required by an applicable Organic Document of such Obligor or such Subsidiary and in an aggregate amount not to exceed $50,000 per fiscal year for the Obligors and all such Subsidiaries;

(e)

the Parent may honor any non-cash (other than cash in lieu of fractional shares) conversion or exercise requests in respect of any convertible securities, options or warrants of the Parent into Qualified Equity Interests of the Parent pursuant to the terms of such convertible securities, options or warrants or otherwise in exchange therefor; and

(f)

the repurchase or other Acquisition of Qualified Equity Interests of the Parent deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Qualified Equity Interests of the Parent if such Equity Interests represent a portion of the exercise price thereof or conversion price thereof and (ii) in connection with any tax withholding required upon the grant of or any exercise or vesting of any Qualified Equity Interests of the Parent (or options in respect thereof).

9.7

Change in Fiscal Year; Jurisdiction of Organization. The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) change the last day of its fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Obligors or (ii) change its jurisdiction of organization from that in effect on the Closing Date.

9.8

Sales of Assets Etc. The Obligors shall not, and shall not permit any of their Subsidiaries to sell, lease, transfer, or otherwise dispose of any of its assets or properties (including accounts receivable, Intellectual Property or Equity Interests of Subsidiaries), whether now owned or existing or hereafter acquired or arising, grant or enter into any Exclusive License, forgive, release or compromise any amount owed to any such Obligor or such Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except for the following (provided that, in the case of any Asset Sale of the type described in clause (c) below, the Obligors shall not, and shall not permit any of their Subsidiaries to, allow any such Asset Sale to occur if any Event of Default has occurred and is continuing or could reasonably be expected to occur as a result of such Asset Sale):

(a)

sales of inventory in the ordinary course of its business on ordinary business terms;

(b)

the forgiveness, release or compromise of any amount owed to an Obligor or any of its Subsidiaries in the ordinary course of business; provided that, in any period of twelve (12) consecutive months, the aggregate amount forgiven, released or compromised shall not exceed $250,000.

(c)

transfers of assets or properties (other than any Material Intellectual Property) by any Obligor or any of its Subsidiaries to another Obligor;

(d)

dispositions of any assets or properties (including leaseholds, but other than any Material Intellectual Property) that are obsolete or worn out or no longer used or useful in the business of an Obligor or its Subsidiaries;

(e)

in connection with any transaction permitted under Section 9.3 or Section 9.5;

(f)

the use of cash and Permitted Cash Equivalent Investments in the ordinary course of business or in connection with ordinary business activities not prohibited or otherwise restricted hereby or by any other Loan Document;

(g)

dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof; and

(h)

dispositions of any asset or property the extent that such asset or property is exchanged for credit against the purchase price of similar replacement property.

9.9

Transactions with Affiliates. The Obligors shall not, and shall not permit any of their Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)

transactions set forth on Schedule 7.18;

(b)

transactions between or among Obligors;

(c)

customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of any Obligor or any of its Subsidiaries in the ordinary course of business; and

(d)

any other transaction of an Obligor or any of its Subsidiaries that is (i) on fair and reasonable terms that are no less favorable (including with respect to the amount of cash or other consideration receivable or payable in connection therewith ) to such Obligor or such Subsidiary, as applicable, than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate of such Obligor or such Subsidiary, and (ii) of the kind which would be entered into by a prudent Person in the position of such Obligor or such Subsidiary, as applicable, with another Person that is not an Affiliate of such Obligor or such Subsidiary, as applicable.

9.10

Restrictive Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents and (ii) Restrictive Agreements listed on Schedule 7.15, which Restrictive Agreements may not be amended or otherwise modified without the consent of the Agent.

9.11

Modifications and Terminations of Material Agreements and Organic Documents. The Obligors shall not, and shall not permit any of their Subsidiaries to:

(a)

waive, amend, terminate, replace or otherwise modify, or fail to comply with, any term or provision of any Organic Document in any manner that would be materially adverse to the interests of the Secured Parties in their capacities as such;

(b)

waive, amend, terminate, replace or otherwise modify any term or provision of any Material Agreement in any manner that would be materially adverse to the business of the Parent and its Subsidiaries (taken as a whole) or the interests of the Secured Parties in their capacities as such;

(c)

amend or otherwise modify any term or provision of any Schein Note Document (other than to extend the maturity of any payment, loosen or eliminate any covenant thereunder, release any of the Schein Collateral or waive any default thereunder) or consent to any assignment by Schein of the Schein Note or any Schein Note Document; or

(d)

amend or otherwise modify any term or provision of the Schein Distribution Agreement in any manner if such amendment or modification, when taken together as a whole with all other amendments or modifications made as of such time, would be materially adverse to the business of the Parent and its Subsidiaries (taken as a whole) or the interests of the Secured Parties in their capacities as such.

9.12

Sales and Leasebacks. Except as disclosed on Schedule 9.12, the Obligors shall not, and shall not permit any of their Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any asset or property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Person intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.13

Hazardous Material. The Obligors shall not, and shall not permit any of their Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.14

Accounting Changes. The Obligors shall not, and shall not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.15

Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any Obligor nor any of its Subsidiaries shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan (other than Permitted Liens).

9.16

Sanctions; Anti-Corruption Use of Proceeds. The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Agent, Lender, underwriter, advisor, investor, or otherwise).

9.17

Inbound and Outbound Licenses.

(a)

Material Inbound Licenses. Set forth on Schedule 9.17(a) is a list of all Material Inbound Licenses entered into on or prior to the Closing Date that are currently in effect and as to which any Obligor or any of its Subsidiaries is subject. After the Closing Date neither any Obligor nor any of its Subsidiaries shall enter into any Material Inbound License unless (i) such license has been entered into by any Obligor or one of its Subsidiaries, as the case may be, in the ordinary course of business on an arm’s-length basis, on commercially reasonable terms with a non- Affiliated third party, and (ii) the Parent has provided a prior written notice to the Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on such Obligor’s or such Subsidiary’s business or financial condition, as the case may be.

(b)

Material Outbound Licenses. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into or become or remain bound by any outbound license, including any collaboration or development agreement, of Material Intellectual Property of any such Obligor or any of its Subsidiaries unless such outbound license (i) has been entered into on an arm’s-length basis with a non-Affiliated third party, on commercially reasonable terms and in the ordinary course of business, (ii) is not an Exclusive License and (iii) could not reasonably be expected to result in an Event of Default.

9.18

Payments of Certain Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) make any payments (whether voluntary, scheduled or mandatory, or a prepayment or repayment, repurchase or redemption) in respect of any Indebtedness (i) that is not permitted to be incurred, created or assumed pursuant to Section 9.1 and (ii) to the extent permitted to be incurred, created or assumed pursuant to Section 9.1, other than (x) scheduled payments (including, with respect to the Wistorf Employee Loan, payments of principal amounts not in excess of CHF 250,000 (plus accrued interest through the date of prepayment in accordance with the Wistorf Employee Loan in effect on the date of this Agreement) made on demand of the holder thereof) and Permitted Refinancings thereof (excluding payments in respect of the Schein Notes) and (y) with respect to Indebtedness arising under the Schein Notes, payments of any Permitted Schein Expense Payment and, solely to the extent the Permitted Schein Maturity Date Repayment Conditions are satisfied, any Permitted Schein Maturity Date Repayment.

9.19

Inconsistent Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any Contract containing any provision that would (i) cause a Default hereunder or be violated or breached by such Person hereunder or by the performance by such Person of any of its obligations hereunder or under any other Loan Document, (ii) prohibit any such Person from granting to the Agent and the Lenders a Lien on any of its assets pursuant hereto or any other Loan Document or (iii) create or permit to exist or become effective any Lien or restriction on the ability of any such Person to (x) make Restricted Payments, pay dividends or make other distributions to any Obligor or any of its Subsidiaries, or pay any Indebtedness owed to the Parent, (y) make loans or advances to an Obligor or any of its Subsidiaries or Guaranty Indebtedness of any Obligor or any of its Subsidiaries, or (z) transfer any of its assets or properties to the Parent.

SECTION 10
FINANCIAL COVENANT

10.1

Minimum Liquidity. The Obligors shall at all times hold and maintain a minimum aggregate balance of five million Dollars ($5,000,000) in unrestricted cash-on-hand and Permitted Cash Equivalent Investments, which shall, subject to Section 8.20(b), be held in one or more Controlled Accounts or Controlled Swiss Bank Accounts maintained with one or more commercial banks or similar deposit-taking institutions in the U.S. or Switzerland that are free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Agent for the benefit of the Secured Parties.

SECTION 11
EVENTS OF DEFAULT

11.1

Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)

Principal or Interest Payment Default. The Borrower shall fail to pay any principal of or interest on the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b)

Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.1(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)

Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Parent or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d)

Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.1, 8.2, 8.3 (with respect to the Borrower’s existence), 8.7, 8.8, 8.9, 8.11, 8.12, 8.13, 8.14, 8.16, 8.20, Section 9 or Section 10.

(e)

Other Covenants. Any Obligor or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.1(a), 11.1(b) or 11.1(d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f)

Payment Default on Other Indebtedness. Any Obligor or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of the Indebtedness under any Schein Note, any Material Indebtedness or other Indebtedness having an aggregate principal amount in excess of the Materiality Threshold, in any such case when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g)

Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, any Contract governing any Material Indebtedness or the Indebtedness under any Schein Note or any Permitted Unsecured Note shall occur, (ii) any event or condition occurs (x) that results in any Material Indebtedness or the Indebtedness under any Schein Note or any Permitted Unsecured Note becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders or beneficiaries of such Material Indebtedness or the Indebtedness under any Schein Note or any Permitted Unsecured Note or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (iii) there occurs under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which the Parent or any of its Subsidiaries is the defaulting party (as defined in such Hedging Agreement) or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which the Parent or any Subsidiary is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by the Parent or such Subsidiary as a result thereof is greater than the Materiality Threshold; provided that this Section 11.1(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness or the Indebtedness under any Schein Note or any Permitted Unsecured Note so long as such Indebtedness is repaid when required under the documents related to such Indebtedness.

(h)

Insolvency, Bankruptcy, Etc.

(i)

The Parent or any of its Subsidiaries fails to be Solvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its Indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii)

The Parent or any of its Subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii)

The Parent or any of its Subsidiaries institutes any proceeding seeking to adjudicate it as insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv)

The Parent or any of its Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v)

The Parent or any of its Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.1(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi)

Any petition is filed, application made or other proceeding instituted in a court of competent jurisdiction against or in respect of the Parent or any of its Subsidiaries:

(A)

seeking to adjudicate it as insolvent;

(B)

seeking a receiving order against it;

(C)

seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D)

seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Parent or any of its Subsidiaries thereunder in the interim, such grace period will cease to apply; provided, further, that if the Parent or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii)

Any other event occurs which, under the applicable Law of any applicable jurisdiction, has an effect equivalent to any of the events referred to in this Section 11.1(h), including, but not limited to, with respect to the Parent and any of its Subsidiaries incorporated in Switzerland, “Drohende Zahlungsunfähigkeit” (threat of illiquidity/insolvency) within the meaning of art. 725 and 820 CO, “Zahlungsunfähigkeit” (inability to pay its debts), “Zahlungseinstellung” (suspending making payments), “hälftiger Kapitalverlust or Überschuldung” within the meaning of art. 725a, 725b and 820 CO (half of the share capital and the legal reserves not covered; over-indebtedness, i.e., liabilities not covered by the assets), duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725b and 820 CO, “Nachlassverfahren” (composition with creditors) including in particular “Nachlassstundung” (moratorium) and proceedings regarding “Nachlassvertrag” (composition agreements) and “Notstundung” (emergency moratorium), “Fälligkeitsaufschub” (postponement of maturity of indebtedness), “Konkursaufschub / Gesellschaftsrechtliches Moratorium” (postponement of the opening of bankruptcy; moratorium proceedings) pursuant to art. 725, 725a, 725b and 820 CO, notification of the courts under these provisions and actions for “Auflösung / Liquidation” (dissolution/liquidation).

(i)

Judgments. One or more final judgments for the payment of money which, together with all other outstanding final judgments for the payment of money (excluding any judgment or judgments liability for which is covered by insurance issued by a financially sound and reputable insurance company that has not effectively reserved its rights) in an aggregate amount in excess of the Materiality Threshold shall be rendered against the Parent or any of its Subsidiaries or any combination thereof and the same shall remain undismissed, unsatisfied or undischarged for a period of thirty (30) calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j)

ERISA and Pension Plans. An ERISA Event shall have occurred that, in the opinion of the Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding the Materiality Threshold in the aggregate since the Closing Date.

(k)

Change of Control. A Change of Control shall have occurred.

(l)

Material Adverse Change, Etc. A Material Adverse Change or Material Adverse Effect shall have occurred.

(m)

Key Person Event. A Key Person Event shall have occurred and a replacement Chief Executive Officer who shall be satisfactory to the Agent in its reasonable discretion, shall not have been approved by the Parent’s Board within one hundred twenty (120) days of such Key Person Event.

(n)

Hazardous Materials, Etc. Any Claim shall be asserted against the Parent or any of its Subsidiaries, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Material by the Parent or any such Subsidiary, as applicable, or their predecessors, that are reasonably likely to be determined adversely to the Parent or any such Subsidiary, as applicable, and the amount thereof could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (insofar as such amount is payable by the Parent or any such Subsidiary, as applicable, but after deducting any portion thereof that is reasonably expected to be paid by insurance or other creditworthy Persons jointly and severally liable therefor).

(o)

Impairment of Security, Etc. If (i) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any Security Document or any Guaranty of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document, or (iv) other than as a result of any act or omission of the Agent or any other Secured Party, any material rights or remedies of the Secured Parties (or their ability to exercise such rights or remedies) as secured creditors under and pursuant to the Security Documents are diminished, impeded or otherwise impaired in any material respect (including the exercise of rights of acceleration, foreclosure and related rights upon the occurrence and continuance of an Event of Default).

(p)

Restricted Schein Payments. Any Obligor shall make any payment in respect of the Indebtedness arising under any Schein Note Purchase Agreement or any Schein Note other than (x) any Permitted Schein Expense Payment and, (y) solely to the extent the Permitted Schein Maturity Date Repayment Conditions are satisfied, any Permitted Schein Maturity Date Repayment.

11.2

Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.1(h) or 11.1(p)), and at any time thereafter, the Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and upon the occurrence of an Event of Default described in Section 11.1(h) or 11.1(p), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor. Unless expressly provided otherwise herein, upon the occurrence thereof Events of Default shall remain outstanding until waived or otherwise cured in writing by the Agent.

11.3

Additional Remedies. Upon the occurrence of an Event of Default, if the Parent or any of its Subsidiaries shall be in uncured default under a Material Agreement, the Agent or the Lenders shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of the Parent or such Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, the Parent and each of its Subsidiaries shall promptly execute, acknowledge and deliver to the Agent such instruments as may reasonably be required of the Parent or such Subsidiary to permit the Agent and the Lenders to cure any default under the applicable Material Agreement or permit the Agent and the Lenders to take such other action required to enable the Agent and the Lenders to cure or remedy the matter in default and preserve the interests of the Agent or Lenders. Any amounts paid by the Agent or Lenders pursuant to this Section 11.3 shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

SECTION 12
THE ADMINISTRATIVE AGENT

12.1

Appointment and Duties. Subject in all cases to clause (c) below:

(a)

Appointment of the Agent. Each of the Lenders hereby irrevocably appoints OrbiMed Royalty & Credit Opportunities IV, LP (together with any successor the Agent pursuant to Section 12.9) as the administrative agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from the Parent or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)

Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.1(a), the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized by each Lender, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.1(h) or any other bankruptcy, insolvency or similar proceeding); provided that (x) the Agent shall only be required to act in such agency capacity if it has notified the Parent and the Lenders in writing that it has elected to do so, and (y) so long as the Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Lender or Secured Party and no Person (including any Withholding Agent) shall be authorized to make any payment to the Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.1(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by any Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)

Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions and (ii) subject only to the notice provisions set forth in Section 12.9, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

(d)

Swiss Security Documents. Without limiting any other rights of the Agent under this Agreement, in relation to the Swiss Security Documents:

(i)

the Agent holds:

(A)

any security interest constituted by such Swiss Security Document (but only in relation to an assignment or any other non-accessory (nicht akzessorische) security interest);

(B)

the benefit of this clause (i); and

(C)

any proceeds of such security interest,

as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties which have the benefit of such security interest in accordance with this Agreement and the respective Swiss Security Documents;

(ii)

each present and future Secured Party hereby authorizes the Agent:

(A)

acting for itself and in the name and for the account of such Secured Party to accept as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security interest made or expressed to be made to such Secured Party in relation to the Swiss Security Documents, to hold, administer and, if necessary, enforce any such security interest on behalf of each relevant Secured Party which has the benefit of such security interest;

(B)

to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Security Document which creates a pledge or any other Swiss law accessory (akzessorische) security interest;

(C)

to effect as its direct representative (direkter Stellvertreter) any release of a security interest created under a Swiss Security Document in accordance with this Agreement; and

(D)

to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Agent hereunder or under the relevant Swiss Security Document.

12.2

Binding Effect. Each Lender agrees that (i) any action taken by the Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.3

Use of Discretion.

(a)

No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)

Right Not to Follow Certain Instructions. Notwithstanding Section 12.3(a) or any other term or provision of this Section 12, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Parties thereof or (ii) that is, in the opinion of the Agent, in its sole and absolute discretion, contrary to any Loan Document, applicable Law or the best interests of the Agent or any of its Affiliates or Related Parties.

12.4

Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co- agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Agent.

12.5

Reliance and Liability.

(a)

The Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)

Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, the Parent and the Borrower hereby waives and shall not assert (and the Parent shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i)

shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of their Related Parties selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii)

shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)

makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv)

shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, the Parent and the Borrower hereby waives and agrees not to assert (and the Parent shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Agent based thereon.

12.6

Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.7

Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.8

Expenses; Indemnities.

(a)

Each Lender agrees to reimburse the Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)

Each Lender further agrees to indemnify the Agent and each of its Related Parties (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such Loan Document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Lender shall be liable to the Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.9

Resignation of the Agent.

(a)

At any time upon not less than five (5) Business Days prior written notice, the Agent may resign as the “the Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Agent), effective on the date set forth in such notice, which effective date shall not be less than five (5) Business Days following delivery of such notice. If the Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor to the Agent reasonably satisfactory to the Parent; provided that if a successor to the Agent has not been appointed on or before the effectiveness of the resignation of the resigning Agent, then the resigning Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor to the Agent.

(b)

Effective immediately upon its resignation, (i) the resigning Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor the Agent shall have accepted a valid appointment hereunder, (iii) the resigning Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Agent was, or because the Agent had been, validly acting as the Agent under the Loan Documents or (y) any continuing duties such resigning Agent continues to perform, and (iv) subject to its rights under Section 12.4, the resigning Agent shall take such action as may be reasonably necessary to assign to the successor the Agent its rights as the Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor the Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Agent under the Loan Documents.

12.10

Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a)

the Parent or any Subsidiary of the Parent from its Guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to Guaranty any Obligations pursuant to Section 8.12(a); and

(b)

any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent) and (ii) all of the Collateral and all Obligors upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations (other than the Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no Claim has been made) that the Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations (other than the Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no Claim has been made), in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnified Party that is owed such Obligations, and (z) to the extent requested by the Agent, receipt by the Secured Parties of liability releases from the Obligors, each in form and substance acceptable to the Agent.

Each Lender hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Guaranties and Liens when and as directed in this Section 12.10.

12.11

Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender so long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Section 12 and the decisions and actions of the Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.8 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 13
GUARANTY

13.1

The Guaranty. The Parent and the Subsidiary Guarantors hereby jointly and severally guarantee to the Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Parent and the Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Parent and the Subsidiary Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.2

Obligations Unconditional. The obligations of the Parent and the Subsidiary Guarantors under Section 13.1 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Parent, the Borrower or any other Obligor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.2 that the obligations of the Parent and the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Parent and the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)

at any time or from time to time, without notice to the Parent and the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)

any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)

the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document, agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)

any Lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Parent and the Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Parent, the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.3

Reinstatement. The obligations of the Parent and the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Parent and the Subsidiary Guarantors jointly and severally agree that they shall indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

13.4

Subrogation. The Parent and the Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.1, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.5

Remedies. The Parent and the Subsidiary Guarantors jointly and severally agree that, as between the Parent and the Subsidiary Guarantors, on one hand, and the Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Parent and the Subsidiary Guarantors for purposes of Section 13.1.

13.6

Instrument for the Payment of Money. Each Subsidiary Guarantor and the :Parent hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.7

Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.8

General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor or the Parent under Section 13.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Parent, the Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

13.9

Swiss Limitations.

(a)

If and to the extent that:

(i)

a Swiss Subsidiary Guarantor under a Loan Document guarantees and/or indemnifies for obligations other than its own obligations or obligations of one of its direct or indirect subsidiaries (i.e. obligations of a Swiss Subsidiary Guarantor’s direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (“Restricted Obligations”); and

(ii)

a guarantee payment in fulfilling such obligations would, under Swiss law and practice, constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Subsidiary Guarantor or would otherwise be restricted under Swiss corporate law, such Restricted Obligations shall from time to time be limited to the amount permitted to be paid under then applicable Swiss law and practice, provided that, such limited amount shall at no time be less than the profits and reserves of such Swiss Subsidiary Guarantor available for distribution as dividends as confirmed by the auditors of such Swiss Subsidiary Guarantor on the basis of an interim audited balance sheet as of the time or times payment under or pursuant to this Guaranty or otherwise under a Loan Document is requested from such Swiss Subsidiary Guarantor (the “Maximum Amount”) and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Subsidiary Guarantor from its obligations hereunder in excess of the Maximum Amount, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation.

(b)

In case a Swiss Subsidiary Guarantor who must make a payment in respect of Restricted Obligations under this Agreement is obliged by law to withhold Swiss Withholding Tax in respect of such payment, such Swiss Subsidiary Guarantor shall:

(i)

procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii)

if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration;

(iii)

notify the Agent that such notification, or as the case may be, deduction has been made and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;

(iv)

in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person other than the Agent, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction:

(A)

request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and pay to the Agent upon receipt any amounts so refunded; or

(B)

if the Agent or a Secured Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment and provide the Agent or a Secured Party those documents that are required by law and applicable tax treaties to be provided by the payer of such tax in order to enable the Agent or any Secured Party to prepare a claim for refund of Swiss Withholding Tax.

(c)

If a Swiss Subsidiary Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (b) above, the Agent and any Secured Party shall be entitled to further request payment under the Guaranty and other indemnity granted to it under this Agreement and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further payments shall always be limited to the Maximum Amount as set out in clause (i) above.

(d)

If and to the extent requested by the Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Agent (and the Secured Parties) to obtain a maximum benefit under the Loan Documents and, in particular, the Guaranty, a Swiss Subsidiary Guarantor and any parent company of a Swiss Subsidiary Guarantor shall procure that such Swiss Subsidiary Guarantor will take all such measures and/or promptly procure the fulfilment of all prerequisites allowing the Swiss Subsidiary Guarantor to promptly perform its Obligations and make the requested payments hereunder from time to time, including the following:

(i)

the preparation of an up-to-date (interim) audited balance sheet of such Swiss Subsidiary Guarantor;

(ii)

the confirmation of such Swiss Subsidiary Guarantor’s auditors that the relevant amount represents (the maximum of) freely distributable profits;

(iii)

the prompt convening of a meeting of the quotaholders of such Swiss Subsidiary Guarantor which shall approve the (resulting) profit distribution;

(iv)

the conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v)

the revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi)

to the extent permitted by applicable law, (A) write up or realize any of its assets shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for such Swiss Subsidiary Guarantor’s business (nicht betriebsnotwendig) and/or (B) reduce its share capital; and

(vii)

all such other measures necessary or useful and to promptly procure the fulfilment of all prerequisites reasonably necessary to allow such Swiss Subsidiary Guarantor and relevant parent company to promptly make the payments and perform the obligations agreed hereunder from time to time with a minimum of limitations.

SECTION 14
MISCELLANEOUS

14.1

No Waiver. No failure on the part of the Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.2

Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Parent, the Borrower, another Obligor, the Agent or any Lender, to its address specified on the signature pages hereto or its Guaranty Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to the Agent and the Agent shall promptly deliver such notices, documents, certificates and other deliverables to the Lenders.

14.3

Expenses, Indemnification, Etc.

(a)

Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of Morrison & Foerster LLP, counsel to the Agent, and each non-U.S. legal counsel to the Agent, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), and the Agent and the Lenders agree to apply the Expense Deposit to such costs and expenses, and (y) any such costs or expenses incurred after the Closing Date, including any such costs or expenses relating to the negotiation or preparation of any modification, supplement, forbearance, consent or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); and (ii) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of one firm of legal counsel for all such persons in each relevant jurisdiction) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)

Exculpation, Indemnification, etc.

(i)

In no event shall the Agent, any Lender, any successor, transferee or assignee of the Agent or any Lender, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or Controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Party, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party. Each Obligor agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

(ii)

Each Obligor, jointly and severally, hereby indemnifies the Agent, each Lender, each of their respective successors, transferees or assigns and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and Controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (each, a “Proceeding”) or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such Proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence, willful misconduct or breach of the Loan Documents or to the extent arising from disputes among Indemnified Parties. This Section 14.3(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax Claim.

(iii)

No Obligor shall be liable for any settlement of any Proceeding if the amount of such settlement was effected without such Obligor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such Obligor’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, each Obligor agrees to, jointly and severally, indemnify and hold harmless each Indemnified Party from and against any and all Loss and related expenses by reason of such settlement or judgment in accordance with the terms of clause (ii) above. No Obligor shall, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Indemnified Party unless such settlement (x) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to the Agent from all liability on Claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party or any injunctive relief or other non-monetary remedy. Each Obligor acknowledges that any failure to comply with the obligations under the preceding sentence may cause irreparable harm to the Agent and the other Indemnified Parties.

14.4

Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Parent, the Borrower, the Agent and the Majority Lenders; provided that:

(a)

any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b)

the consent of all of the Lenders directly affected thereby shall be required to:

(i)

amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or any Commitment of any Lender, reduce the fees payable to any Lender hereunder, reduce interest rates or other amounts payable with respect to the Loans held by any Lender, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans held by any Lender or extend the repayment dates of the Loans held by any Lender;

(ii)

amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iii)

amend this Section 14.4 or the definition of “Majority Lenders”.

(c)

if the Agent and the Parent shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Parent shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders to the Agent within ten (10) Business Days following receipt of notice thereof.

14.5

Successors and Assigns.

(a)

General. The provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.5(b), (ii) by way of participation in accordance with the provisions of Section 14.5(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.5(h). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.5(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, or any employees or directors of any Obligor at any time, (ii) no such assignment shall be made without the prior written consent of the Agent, and (iii) unless an Event of Default has occurred and is continuing, no such assignment shall be made without the prior written consent of the Borrower (A) to a Disqualified Institution or (B) if, as a result of such assignment, the number of Lenders which are Swiss Non-Qualifying Banks would exceed ten. Subject to the recording thereof by the Lender pursuant to Section 14.5(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.3. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.5(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.5(e).

(c)

Amendments to Loan Documents. Each of the Agent, the Lenders, the Parent and its Subsidiaries agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Agent, the Lenders, the Parent and its Subsidiaries, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.5.

(d)

Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent, the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)

Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or any Obligor or any of its Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith and (iv) each Participant shall be a Swiss Qualifying Bank or, if not, the prior written consent of Borrower has been obtained (provided that such consent may only be withheld if, as a result of such sale of participation, the number of Lenders (including such Participant) that are Swiss Non-Qualifying Banks would exceed ten, provided that no consent of Borrower shall be required if an Event of Default has occurred and is continuing. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.5(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 (subject to the requirements and limitations therein including the requirements under Section 5.3(f) (it being understood that the documentation required under Section 5.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.5(b); provided that such Participant agrees to be subject to the provisions of Section 5.4 as if it were an assignee under Section 14.5(b) above. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.3(a) as though it were a Lender.

(f)

Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under 5.1 or 5.3 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.

(g)

Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(h)

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.6

Survival. The obligations of the Obligors under 4.3, 5.1, 5.2, 5.3, 5.5, 8.9, 12.8, 14.3, 14.5, 14.6, 14.9, 14.10, 14.11, 14.12, 14.13, 14.14, 14.16 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made pursuant to a Borrowing Notice (or other certificate required to be delivered hereunder at any time), herein or pursuant hereto shall survive the making of such representation and warranty and provided further that any such pledge or assignment or other security interest shall provide that, upon any enforcement thereof, any resulting assignment, transfer or sub-participation of any such rights under the Loan Documents shall be made in accordance with this Section 14.5.

14.7

Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.8

Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a Contract or other record and adopted by a Person with the intent to sign, authenticate or accept such Contract or record and (y) any facsimile or .pdf signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the Transactions, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state Law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

14.9

Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the Laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10

Jurisdiction, Service of Process and Venue.

(a)

Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document (other than the Swiss Security Documents) to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Lenders may take concurrent proceedings in any number of jurisdictions.

(b)

Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Agent and the Lenders to serve any process or summons in any manner permitted by any applicable Law.

(c)

Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12

Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13

Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND SHALL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14

Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15

No Fiduciary Relationship. The Borrower acknowledges that the Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16

Confidentiality. The Agent and each Lender agree to keep confidential all non-public and other confidential information provided to them in writing by any Obligor pursuant to this Agreement in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (i) to the Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section 14.16, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.5(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) on a confidential basis to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its Affiliates (collectively, its “Related Parties”); provided that such Related Parties are subject to obligations of confidentiality as set forth in this Section 14.6, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.6), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Parent or any of its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto.

14.17

Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18

Early Prepayment Fee and Exit Fee. If the Loans are accelerated or otherwise become due prior to the Maturity Date, as a result of an Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the applicable Early Prepayment Fee and Exit Fee, in each case in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to the Maturity Date, in respect of any Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of law)), the Early Prepayment Fee and the Exit Fee, as applicable, will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any such premium payable above shall be presumed to be the liquidated damages sustained by each Lender and each Obligor agrees that it is reasonable under the circumstances currently existing. THE OBLIGORS HEREBY, JOINTLY AND SEVERALLY, EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EARLY PREPAYMENT FEE, or EXIT FEE. Each Obligor expressly agrees (to the fullest extent it may effectively do so) that: (i) the Early Prepayment Fee, and the Exit Fee are reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Early Prepayment Fee, and the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Early Prepayment Fee, and the Exit Fee; and (iv) each Obligor shall be estopped hereafter from claiming differently than as agreed to in this Section.

14.19

Judgment Currency.

(a)

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b)

The obligations of the Obligors in respect of any sum due to the Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that, on the Business Day following receipt by the Agent of any sum adjudged to be so due in such other currency, the Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Agent in Dollars, the Agent shall remit such excess to the Borrower.

14.20

USA PATRIOT Act. The Agent and the Lenders hereby notify the Parent and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, they are required to obtain, verify and record information that identifies the Parent and its Subsidiaries, which information includes the name and address of the Parent and its Subsidiaries and other information that will allow such Person to identify the Parent or such Subsidiary in accordance with the Patriot Act and the Beneficial Ownership Regulation.

14.21

Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)

the effects of any Bail-In Action on any such liability, including, if applicable:

(i)

a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)

the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PARENT:

VVARDIS HOLDING AG

By:	/s/ Haleh Abivardi Brönner
Name: Haleh Abivardi Brönner
Title: Chair of the Board of Directors

By:	/s/ Golnar Abivardi Signer
Name: Golnar Abivardi Signer
Title: Vice-Chair of the Board of Directors

Address for Notices:

Gubelstrasse 24, 6300 Zug, CH
Attn: Kathleen McCabe, SVP and General Counsel
Tel: [***]
Email: [***]

BORROWER:

VVARDIS AG

By:	/s/ Haleh Abivardi Brönner
Name: Haleh Abivardi Brönner
Title: Chair of the Board of Directors

By:	/s/ Golnar Abivardi Signer
Name: Golnar Abivardi Signer
Title: Vice-Chair of the Board of Directors

Address for Notices:

Gubelstrasse 24, 6300 Zug, CH
Attn: Kathleen McCabe, SVP and General Counsel
Tel: [***]
Email: [***]

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

SUBSIDIARY GUARANTORS:

SWISS SHINE BEAUTY AG

By:	/s/ Haleh Abivardi Brönner
Name: Haleh Abivardi Brönner
Title: Chair of the Board of Directors

By:	/s/ Golnar Abivardi Signer
Name: Golnar Abivardi Signer
Title: Vice-Chair of the Board of Directors

Address for Notices:

Gubelstrasse 24, 6300 Zug, CH
Attn: Kathleen McCabe, SVP and General Counsel
Tel: [***]
Email: [***]

CREDENTIS AG

By:	/s/ Haleh Abivardi Brönner
Name: Haleh Abivardi Brönner
Title: Chair of the Board of Directors

By:	/s/ Golnar Abivardi Signer
Name: Golnar Abivardi Signer
Title: Vice-Chair of the Board of Directors

Address for Notices:

Gubelstrasse 24, 6300 Zug, CH
Attn: Kathleen McCabe, SVP and General Counsel
Tel: [***]
Email: [***]

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

VVARDIS INC.

By:	/s/ Haleh Abivardi Brönner
Name: Haleh Abivardi Brönner
Title: President

Address for Notices:

2483 Coney Island Avenue
Brooklyn, NY 11223
Attn: Kathleen McCabe, SVP and General Counsel
Tel: [***]
Email: [***]

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

SSB OPERATION GMBH

By:	/s/ Haleh Abivardi Brönner
Name: Haleh Abivardi Brönner
Title: Chair of the Board of Managing Officers

By:	/s/ Golnar Abivardi Signer
Name: Golnar Abivardi Signer
Title: Vice-Chair of the Board of Managing Officers

Address for Notices:

Gubelstrasse 24, 6300 Zug, CH
Attn: Kathleen McCabe, SVP and General Counsel
Tel: [***]
Email: [***]

SSB US INC.

By:	/s/ Haleh Abivardi Brönner
Name: Haleh Abivardi Brönner
Title: President

Address for Notices:

2483 Coney Island Avenue
Brooklyn, NY 11223
Attn: Kathleen McCabe, SVP and General Counsel
Tel: [***]
Email: [***]

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

AGENT:

ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP

By:	/s/ Matthew Rizzo
Name: Matthew S. Rizzo
Title: Member

Address for Notices:

OrbiMed Royalty & Credit Opportunities IV, LP
c/o OrbiMed Advisors LLC
601 Lexington Avenue
54th Floor
New York, NY 10022
Attention: Matthew Rizzo; OrbiMed Credit Reporting
Email: [***]

Exhibit C

LENDERS:

ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP

By:	/s/ Matthew Rizzo
Name: Matthew S. Rizzo
Title: Member

Address for Notices:

OrbiMed Royalty & Credit Opportunities IV, LP
c/o OrbiMed Advisors LLC
601 Lexington Avenue
54th Floor
New York, NY 10022
Attention: Matthew Rizzo; OrbiMed Credit Reporting
Email: [***]

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